    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 1998

                                                      REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ------------------------

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.
                 (Name of Small Business Issuer in its charter)

                DELAWARE                                    2860                                   11-3199437
       (State or jurisdiction of                (Primary Standard Industrial                    (I.R.S. Employer
     incorporation or organization)             Classification Code Number)                  Identification Number)

                             10 EDISON STREET, EAST
                           AMITYVILLE, NEW YORK 11701
                                 (516) 842-7600
            _______________________________________________________
         (Address and telephone number of principal executive offices)

                          MR. PHILIP ROSNER, PRESIDENT
                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.
                             10 EDISON STREET, EAST
                           AMITYVILLE, NEW YORK 11701
                                 (516) 842-7600
            _______________________________________________________
           (Name, address and telephone number of agent for service)

             COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS
                 SENT TO AGENT FOR SERVICE, SHOULD BE SENT TO:

                            Jonathan J. Russo, Esq.
                             Baer Marks & Upham LLP
                                805 Third Avenue
                            New York, New York 10022
                                 (212) 702-5714
                            ------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
                            ------------------------

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                (SEE NEXT PAGE)
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        CALCULATION OF REGISTRATION FEE

               TITLE OF EACH CLASS                                      PROPOSED MAXIMUM    PROPOSED MAXIMUM
                  OF SECURITIES                       AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
                TO BE REGISTERED                       REGISTERED          PER SHARE             PRICE          REGISTRATION FEE
Common Stock, $0.01 par value....................   1,693,905(1)(2)         $1.51(3)           $2,557,797             $755

(1) Includes the registration for sale of all the shares of Common Stock issuable with respect to the following: (a) 387,655 shares of Common Stock of the Company issued in connection with the Company's conversion of 9% Convertible Subordinated Notes due October 17, 1998 in the aggregate principal amount of $750,000, (b) 450,000 shares of Common Stock issuable upon the exercise in full of warrants to purchase 450,000 shares of Common Stock with an exercise price of $2.40 per share (subject to adjustments),
    (c) 156,250 shares of Common Stock issuable upon the exercise in full of warrants to purchase 156,250 shares of Common Stock with an exercise price of $2.70 per share (subject to adjustments), (d) 600,000 shares of Common Stock issuable upon the exercise in full of warrants to purchase 600,000 shares of Common Stock with an exercise price of $0.56 per share (subject to adjustments), and (e) 100,000 shares of Common Stock issuable upon the exercise in full of warrants to purchase 100,000 shares of Common Stock with an exercise price of $2.40 per share (subject to adjustments).

(2) Pursuant to Rule 416 under the Securities Act of 1933, as amended, such number of shares of Common Stock registered hereby shall include an indeterminate number of additional shares of Common Stock which may be issued upon the occurrence of certain events, including stock splits, stock dividends and similar transactions.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low sale prices of the Common Stock on the Toronto Stock Exchange on January 16, 1998 of Cdn. $2.165, converted to United States Dollars using the exchange rate in effect on such date of
    1.4370 Cdn. Dollars to 1.00 U.S. Dollars.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 23, 1998

PROSPECTUS

                        1,693,905 SHARES OF COMMON STOCK

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

    This prospectus (the "Prospectus") relates to the offer and sale (the "Offering") by the selling security holders listed herein (the "Selling Securityholders") of 1,693,905 shares of common stock, $0.01 par value per share (the "Common Stock"), of Technology Flavors & Fragrances, Inc., a Delaware corporation (the "Company"), of which 387,655 shares of Common Stock are issued and outstanding in connection with the conversion of the Company's 9% Convertible Subordinated Notes due October 17, 1998 in the aggregate principal amount of $750,000 (the "Notes"), and an aggregate of 1,306,250 shares of Common Stock issuable upon the exercise of warrants to purchase an aggregate of 450,000 shares of the Company's Common Stock (the "Class A Warrants"), warrants to purchase an aggregate of 156,250 shares of the Company's Common Stock (the "Class B Warrants"), warrants to purchase an aggregate of 600,000 shares of the Company's Common Stock (the "SGI Warrants"), and warrants to purchase an aggregate of 100,000 shares of the Company's Common Stock (the "North Fork Warrants") (the Class A Warrants, Class B Warrants, SGI Warrants and the North Fork Warrants are collectively referred to herein as, the "Warrants"). See "Selling Securityholders," "Plan of Distribution" and "Description of Capital Stock."

    The Company will not receive any of the proceeds from the sale of the shares of Common Stock being offered hereby since such securities are being offered by the Selling Securityholders. However, assuming all of the Warrants held by the Selling Securityholders were exercised in full by the payment of cash, the Company expects to receive approximately $2.0 million in gross cash proceeds. The Company expects to use the net proceeds it receives, if any, from the exercise of the Warrants for working capital and other general corporate purposes. See "Use of Proceeds."

    The Common Stock is listed on the Toronto Stock Exchange under the symbol "TFF" and is traded from time to time on the Nasdaq OTC Bulletin Board under the symbol "TFFI." On January 16, 1998, the closing sale price of the Common Stock as reported on the Toronto Stock Exchange was Cdn. $2.18 per share (U.S. $1.52) and the closing bid price of the Common Stock on the Nasdaq OTC Bulletin Board was $1.56 per share.

                            ------------------------

    THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS SHOULD CAREFULLY CONSIDER THE FACTORS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

                             ---------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                 PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                                  IS A CRIMINAL OFFENSE.

                            ------------------------

    The Selling Securityholders and any other person participating in the distribution of the shares of Common Stock offered hereby will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, including Rules 101 through 104, and such provisions may limit the timing of purchases and sales of shares. The shares of Common Stock offered hereby may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), by the Selling Securityholders in one or more transactions on the Toronto Stock Exchange (the "TSE") or the Nasdaq OTC Bulletin Board, in negotiated transactions, or in a combination of such transactions. The shares of Common Stock may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Securityholders may effect such transactions by selling the shares of Common Stock directly to purchasers or through underwriters or broker-dealers who may effect such transactions by selling the shares directly to purchasers or through underwriters or broker-dealers who may act as agents or principals. Underwriters or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the shares for whom the underwriters or broker-dealers may act as agent or to whom they sell as principal or both.

                THE DATE OF THIS PROSPECTUS IS JANUARY   , 1998

                               PROSPECTUS SUMMARY

    The following is qualified in its entirety to, and should be read in conjunction with, the more detailed information and the consolidated financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Certain statements made in this Prospectus constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. See "Risk Factors--Forward-Looking Statements."

    Unless the context otherwise requires, (i) the term "Company" refers to Technology Flavors & Fragrances, Inc., a Delaware corporation, together with its wholly-owned subsidiary, Technology Flavors & Fragrances, Inc. (Canada), and
(ii) all references to "dollars" refer to U.S. dollars.

                                  THE COMPANY

    The Company develops, manufactures and markets flavors, fragrances and seasonings that are incorporated by its customers into a wide variety of consumer and institutional products including natural and artificial flavored beverages, confections, foods, tobaccos, pharmaceuticals, aromatherapy essential oils, perfumes, and health and beauty products. The Company's proprietary formulations are currently used in more than 1,500 products sold by more than 500 companies worldwide, approximately 50 of which are Fortune 1,000 companies.

    The Company's principal product categories include natural flavors, artificial flavors, seasonings and fragrances. The five largest end-user categories for the Company's products are beverages, snack foods, confections, cosmetics and tobacco. The Company's flavor formulations are sold primarily to the beverage, food and tobacco industries. Its principal flavor product lines include sweet goods, culinary, savory, dairy and tobacco flavorings and seasonings. Examples of consumer products containing the Company's flavor products include confections, toothpaste, chewing gums, prepared foods, ice creams, animal feeds, candy, tobacco, alcoholic and non-alcoholic beverages, poultry and seafood, processed meats and snack foods. The Company's fragrance products which are derived from proprietary formulations are sold primarily to the personal care, cosmetic and toiletry, and household and industrial product industries. These products are used by the Company's customers in the manufacture of a wide variety of consumer products, such as soaps, detergents, household cleaners, cosmetic creams, lotions and powders, after-shave lotions, deodorants, air fresheners, perfumes, colognes, aromatherapy oils and hair care products.

    The Company was incorporated in New York in 1989 under the name "Aroma Globe, Inc." It later changed its name to "Technology Flavors & Fragrances, Inc." in May 1991, when it acquired the assets and business of another company by that name. Since then, the Company has continued to expand its operations primarily through acquisitions of other businesses and internal growth. In 1993, the Company reincorporated in Delaware. The Company's executive offices are located in Amityville, New York while its manufacturing, research and development, sales and marketing, and distribution facilities are located in Amityville, New York and Milford, Ohio. See "Business--History."

    The Company's Common Stock is listed on the Toronto Stock Exchange under the symbol "TFF" and is traded from time to time on the Nasdaq OTC Bulletin Board under the symbol "TFFI." On January 16, 1998, the closing sale price of the Common Stock as reported on the Toronto Stock Exchange was Cdn. $2.18 per share (U.S. $1.52) and the closing bid price of the Common Stock on the Nasdaq OTC Bulletin Board was $1.56 per share.

    The Company's principal executive offices are located at 10 Edison Street, East, Amityville, New York 11701. The Company's telephone number is (516) 842-7600.

                                  THE OFFERING

    All of the shares of Common Stock being offered hereby are being sold by the Selling Securityholders. The Company will not receive any of the proceeds from the sale of the shares offered hereby. See "Use of Proceeds" and "Selling Securityholders."

                                  RISK FACTORS

    Prospective purchasers are urged to consider the information set forth under the caption "Risk Factors" beginning on page 5 of this Prospectus in evaluating an investment in the Common Stock offered hereby.

                           SUMMARY OF FINANCIAL DATA

    The following summary financial data concerning the Company for the years ended December 31, 1996 and 1995, and for the nine months ended September 30, 1997 and September 30, 1996 are derived from the consolidated financial statements of the Company. The data presented for the years ended December 31, 1996 and 1995 have been derived from the audited consolidated financial statements of the Company which appear elsewhere in this Prospectus and the data presented as of September 30, 1997 and for the nine months ended September 30, 1997 and 1996 have been derived from the unaudited consolidated financial statements of the Company which appear elsewhere in this Prospectus. The operating results for interim periods are not necessarily indicative of the Company's results of operations for the full year. The summary financial data should be read in conjunction with "Management's Discussion and Analysis," "Business" and the consolidated financial statements and notes thereto of the Company included elsewhere in this Prospectus.

                                                                             YEAR ENDED        NINE MONTHS ENDED
                                                                            DECEMBER 31,         SEPTEMBER 30,
                                                                        --------------------  --------------------
                                                                          1996       1995       1997       1996
                                                                        ---------  ---------  ---------  ---------

                                                                                                  (UNAUDITED)
                                                                         (DOLLAR AMOUNTS IN    (DOLLAR AMOUNTS IN
                                                                             THOUSANDS)            THOUSANDS)
OPERATING DATA:
Net sales.............................................................  $  21,018  $  15,192  $  19,714  $  16,029
Gross profit..........................................................      7,863      5,833      7,770      6,275
Operating expenses:
  Selling.............................................................      3,543      2,458      2,646      2,381
  General and administrative..........................................      3,492      2,012      1,960      2,222
  Research and development............................................      1,972      1,146      1,492      1,163
  Amortization expense................................................        833        449        669        536
Income (loss) from operations.........................................     (1,977)      (232)     1,003        (27)
Interest expense, net.................................................        558        115        548        396
Provision for income taxes............................................          3         20          9          3
Net income (loss).....................................................     (2,538)      (367)       446       (426)

                                                                                                AT SEPTEMBER 30,
                                                                                                      1997
                                                                                              --------------------
BALANCE SHEET DATA:
  Working capital...........................................................................       $    5,486
  Total assets..............................................................................           16,251
  Long-term debt............................................................................            6,995
  Total stockholders' equity................................................................            5,881

                                  RISK FACTORS

    The shares of Common Stock offered hereby involve a high degree of risk. Prior to making an investment decision, prospective purchasers should carefully consider the following risk factors in addition to the other information contained elsewhere in this Prospectus relating to the Company and this Offering.

HISTORY OF LOSSES; SIGNIFICANT ACCUMULATED DEFICIT

    The Company has incurred net losses for each of the three years ended December 31, 1994, December 31, 1995 and December 31, 1996. For the three years ended December 31, 1994, 1995 and 1996, the Company's net losses were approximately $299,000, $367,000 and 2,538,000, respectively, and for the nine months ended September 30, 1996 and 1997, the Company reported a net loss of approximately $426,000 and net income of approximately $446,000, respectively. However, during the fourth quarter of 1997, the Company experienced a significant decrease in net sales and expects the reduction to have an unfavorable impact on its 1997 results of operations. Accordingly, the Company is likely to incur additional losses in 1997. Any losses incurred by the Company in the future could be substantial and could have a material adverse effect on the Company. In addition, at September 30, 1997, the Company had an accumulated deficit of approximately $3.4 million. There can be no assurance that the Company will be able to achieve or sustain any level of profitability in the future. Future operating results will depend on a number of factors, including demand for the Company's products, market acceptance of new products, and prevailing economic conditions. See "Management's Discussion and Analysis."

SUBSTANTIAL INDEBTEDNESS; DEFAULT ON SENIOR INDEBTEDNESS

    The Company has incurred substantial indebtedness in the past and is highly leveraged. At September 30, 1997, the Company had approximately $7.2 million of long-term debt outstanding, including current maturities of approximately $200,000, without giving effect to the Company's October 1997 Refinancing (as defined below). The Company's high degree of leverage will have important consequences, including the following: (i) the dedication of a substantial portion of the Company's cash flow from operations to the payment of interest in respect of its debt obligations, which will reduce the funds available to the Company for its operations and future business opportunities; (ii) the impairment of the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes; and (iii) the vulnerability of the Company to a downturn in its business or the economy generally. Any inability of the Company to service its indebtedness or other obligations could have a significant adverse effect on the market value and marketability of the Common Stock.

    The Company's ability to pay the interest and principal on the Company's indebtedness is dependent upon its future profitability (if any) and cash flow. The Company has historically incurred losses from its operations and consequently has been unable to generate sufficient cash flow from its operations to meet its expenses. In addition, the breach of any of the covenants or restrictions pursuant to the Company's debt obligations could result in a default thereunder which would permit the lender to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest. If the Company were unable to repay such indebtedness, the lender could proceed against the collateral securing such indebtedness, which consists of substantially all the assets of the Company. Accordingly, the failure of the Company to pay its obligations could have a material adverse effect on the Company. See "Management's Discussion and Analysis--Liquidity and Capital Resources."

    As of January 16, 1998, the Company is in violation of two financial covenants in the credit agreement relating to its senior, secured credit facility (the "1997 Credit Facility"). The Company is seeking a waiver from its lender with respect to such default, but there can be no assurance that the Company will obtain the waiver. If the Company is unable to obtain the waiver, the lender may declare the indebtedness under the facility to be immediately due and payable and, in the event the Company is unable to satisfy its obligations, the lender can proceed to foreclose on the assets of the Company pledged as collateral, which are substantially all of the Company's assets. There can be no assurance that the lender will not foreclose on the assets of the Company or take other action detrimental to the Company. See "Management's Discussion and Analysis--Liquidity and Capital Resources" and "Business--History."

NEED FOR ADDITIONAL FINANCING; COVENANTS OF THE CREDIT AGREEMENT

    The Company's working capital at September 30, 1997 was approximately $5.5 million (without giving effect to the Company's October 1997 Refinancing). Historically, the Company's financing needs have been met through the issuances of equity and debt securities as well as maintaining a senior, secured credit facility. The Company's 1997 Credit Facility (as defined below) consists of a $6.0 million revolving credit facility and a $750,000 term loan facility. Borrowings under the credit facility are secured by substantially all of the assets of the Company. As of January 16, 1998, the Company had outstanding borrowings of approximately $4,825,000 under the revolving loan facility and approximately $713,000 under the term loan facility, and approximately $390,000 was available for borrowing by the Company under the revolving facility, subject to the restrictions contained therein. The Company believes it has adequate capital to fund current operations for at least the next 12 months, assuming it can obtain a waiver from its lender with respect to the indebtedness outstanding under the 1997 Credit Facility (see "--Substantial Indebtedness; Default on Senior Indebtedness"). However, the Company may be required to obtain additional financing earlier in order to continue its operations or otherwise. There can be no assurance that additional funds will be available when needed, or if available, will be on favorable terms or in the amounts required by the Company. If adequate funds are not available to the Company when needed, it may be required to delay, scale back or eliminate some or all of its marketing and development efforts or other operations, which will have a material adverse effect on the Company's business, results of operations and prospects. Future issuances of the Company's securities will cause dilution to the Company's then existing stockholders, which in certain circumstances could be substantial. See "Management's Discussion and Analysis-- Liquidity and Capital Resources."

    Under the credit agreement relating to the Company's 1997 Credit Facility, the Company is prohibited from incurring any indebtedness other than, among other things, existing indebtedness, subordinated debt (with the consent of the bank), and unsecured trade indebtedness in the ordinary course of business, and is restricted in its ability to incur liens, make investments, sell assets, make acquisitions and pay dividends. The Company's inability to incur additional indebtedness when additional funds are needed may cause it to delay, scale back or eliminate some or all of its operations which could have a material adverse effect on its operations. In addition, in the event of a default under the credit agreement the lender may foreclose on substantially all of the Company's assets. See "Management's Discussion and Analysis-- Liquidity and Capital Resources" and "Business--History."

FORWARD-LOOKING STATEMENTS

    Certain statements contained in this Prospectus, including, without limitation, statements containing the words "believes," "anticipates," "may," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company (or industry results, performance or achievements) expressed or implied by such forward-looking statements to be substantially different from those predicted. Such factors include, among others, the following: general economic and business conditions, both nationally and in the regions in which the Company operates; competition; changes in business strategy or development plans; the development or testing of the Company's products; technological, manufacturing, quality control or other problems which could delay the sale of the Company's products; the Company's inability to obtain appropriate licenses from third parties, protect its trade secrets, operate without infringing upon the proprietary rights of others and prevent others from infringing on the proprietary rights of the Company; the Company's inability to obtain sufficient financing to continue operations; and changes in demand for products of the Company's customers. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including, without limitation, under the captions "Risk Factors," "Management's Discussion and Analysis" and "Business."

DEPENDENCE ON KEY PERSONNEL

    The Company is highly dependent on the services of its management, key personnel and other individuals. The loss of the services of one or more of the Company's executive officers or other key persons, including Philip Rosner, the Company's Chairman and President, and A. Gary Frumberg, the Company's Executive Vice President, could have a material adverse effect on the Company. Messrs. Rosner and Frumberg each have substantial experience in the flavor and fragrance business. The Company's future success depends, in large part, on the continued service of Messrs. Rosner and Frumberg and other key management, technical and sales personnel. Although the Company has employment agreements with Messrs. Rosner and Frumberg, there can be no assurance that they or any other of the Company's employees will remain with the Company or that, in the future, any former employee will not organize a competitive business or render services to a competitor of the Company. The Company's success will also depend on its ability to attract and retain additional highly skilled personnel in all areas of its business. The competition for qualified personnel in the Company's industry is intense, and there can be no assurance that the Company will be successful in attracting and retaining personnel. See "Management."

UNCERTAINTY OF PROTECTION OF INTELLECTUAL PROPERTY AND PROPRIETARY RIGHTS

    The Company considers its flavor, fragrance and seasonings formulas to be proprietary information and trade secrets. The Company does not, however, generally rely on patents, copyrights or trademarks to protect its proprietary rights in its formulations. There can be no assurance that the Company's current protections will be adequate or that the Company's competitors will not independently develop flavors, fragrances and seasonings that are substantially equivalent or superior to the Company's flavors, fragrances and seasonings.

    A substantial portion of the Company's technology and know-how are trade secrets. The Company has a policy of requiring its employees and contractors to respect its proprietary information through written agreements. In addition, the Company has a policy of requiring prospective business partners to enter into non-disclosure agreements before any of the Company's proprietary information is revealed to them. There can be no assurance that the measures taken by the Company to protect its technology, products and other proprietary rights will adequately protect the Company against improper use of the technology, products or other proprietary rights. Further, there can be no assurance that others will not independently develop substantially equivalent proprietary information and technologies, or otherwise gain access to the Company's trade secrets.

    The Company may be required to take various forms of legal actions, from time to time, to protect its proprietary rights. Because of the rapid evolution of technology and uncertainties in intellectual property laws in the United States and internationally, there can be no assurance that the Company's current or future products or technologies will not be subject to claims of infringement. Any litigation regarding claims against the Company or claims made by the Company against others could result in significant expense to the Company, divert the efforts of its technical and management personnel and have a material adverse effect on the Company, whether or not such litigation is ultimately resolved in favor of the Company. In the event of an adverse result in any such litigation, the Company may be required to expend significant resources to develop non-infringing products or obtain licenses from third parties. There can be no assurance that the Company would be successful in such development or that any such licenses would be available on commercially reasonable terms, if at all. See "Business--Proprietary Rights."

POTENTIAL PRODUCT LIABILITY CLAIMS; AVAILABILITY OF INSURANCE

    The testing, marketing, manufacturing and sale of the Company's products could expose the Company to the risk of product liability claims. The Company believes it has obtained product liability insurance and other insurance in amounts that it considers appropriate. However, there can be no assurance that such insurance will continue to be available to the Company on acceptable terms, if at all, or that such insurance will be sufficient to protect the Company against claims. A product liability claim made against the Company could have a material adverse effect on its business, financial condition or reputation. See "Business--Governmental Regulations."

DEPENDENCY ON RELATIONSHIPS WITH CUSTOMERS; SIGNIFICANT CUSTOMERS

    In general, the Company develops and produces flavor, fragrance and seasonings formulations specifically for each customer. However, the Company does not typically enter into agreements with its customers, but rather relies on its relationships in proceeding with the development, production and sale of flavor or fragrance products. Therefore, the development and sale of the Company's products relies substantially on its personnel maintaining satisfactory relationships with its customers rather than long-term contractual arrangements. No assurance can be given that such relationships will continue in the future.

    No customer accounted for more than 10% of the Company's revenues in 1995 or 1996. However, for the year ended December 31, 1997, the Company estimates that one customer accounted for approximately 16% of the Company's revenues and the top ten customers accounted for approximately 41% of the Company's revenues. Accordingly, the Company's operations could be adversely affected if the Company loses one or more of its significant customers. See "Business--Customers."

DISRUPTIONS IN AVAILABILITY OF RAW MATERIALS

    The Company currently uses over 1,200 different raw materials in the preparation of its flavor and fragrance formulations. Considerable effort is given to ensuring that these materials remain uniform and consistent over time--a critical process since many of the materials are inherently unstable and/or are derived from plants that vary naturally with seasons and crop years. In addition, the Company purchases its raw materials from various suppliers. There can be no assurance that the Company will continue to have access to the materials on an as-needed basis and that such materials will continue to have the same characteristics over time. In addition, there can be no assurance that alternate sources of raw materials are available if an interruption in the supply of raw materials from a single supplier occurs. See "Business-- Raw Materials."

SEASONALITY OF BUSINESS

    The Company's business has historically been subject to seasonal cycles caused primarily by the demand for beverages and snack foods sold by its customers. Generally, the Company's operating results for the quarters ending June 30 and September 30 are more favorable than the quarters ending March 31 and December 31. Adverse business or economic conditions may adversely affect the Company's results of operations for any quarter, and consequently, for the full year. In addition, such fluctuations may adversely effect the market price of the Company's Common Stock. Due to the seasonality of the business, the Company's financial results for a particular quarter may not be indicative of the Company's results for an entire year. In addition, in the event that the Company's results of operations are below the expectation of market analysts and investors, the market price of the Common Stock could be adversely affected. See "Business--Seasonality."

GOVERNMENTAL REGULATIONS

    Production of many of the Company's products involves the manufacture of flavors and seasonings for foods and beverages, the handling of alcohol and the generation, storage, transportation and disposal of hazardous waste. Accordingly, the Company's operations are subject to extensive federal, state and local laws and regulations relating to such matters, and to the safety and health of the Company's employees. Although there can be no assurance, the Company believes that it currently complies in all material respects with such laws and regulations. The Company could be subject to, among other things, sanctions, penalties (including significant fines), and suspension or revocation of required licenses or permits for failure to comply with applicable governmental laws or regulations. Any of these actions could have a material adverse effect on the results of the operations of the Company in any given year, or materially effect the Company's liquidity or financial position over a longer period of time. At this time, the Company is unable to anticipate the impact, if any, that subsequent changes or new interpretations to applicable regulations may have on the Company's business, financial condition or results of operations. See "Business--Governmental Regulations."

COMPETITION

    The flavor, fragrance and seasoning industries are highly fragmented with a few large companies, such as International Flavors & Fragrances Inc., Haarmann & Reimer Corporation and Firmenich, Inc., competing against many smaller ones. Certain of the Company's competitors have substantially greater financial, marketing and other resources than the Company. Recently there have been trends towards increased concentration as companies vertically integrate with suppliers and expand horizontally through acquisitions. The Company believes that its competitiveness depends upon its creativity, responsiveness and reliability, as well as the diversity of its customers and products. There can be no assurance that the Company will have the resources and technology to continue to successfully compete.

    The markets in which the Company competes are subject to rapid and significant changes, frequent introductions of new products and product enhancements and the development of new products. Since the markets for the Company's products change, the Company believes that its products will be subject to such changes. There can be no assurance that the Company will be able to develop new products or enhance existing products in a timely manner in order to respond to market demands or that changes in consumer tastes will not have a material adverse effect on the Company.

    The Company believes that the principal competitive factors in the markets for flavor, fragrance and seasonings products are the ability to develop flavors, fragrances and seasonsings which are able to withstand the rigors of processing, storage, and final preparation and able to maintain the integrity of the basic taste and scent characteristics for the useful life of the final product. There can be no assurance that the Company will be able to develop new products to meet the changing demands of the marketplace, and consequently, be competitive as these industries evolve, market demands change and the Company's competitors apply substantial resources toward the development of new products and technologies. In addition, the Company's competitors may develop products that are more effective or in greater demand than those products developed by the Company. See "Business--Industry Overview" and "--Competition."

CONTROL BY EXISTING STOCKHOLDERS

    As of January 16, 1998, the Company's executive officers, directors and existing principal stockholders (excluding the shares of Common Stock beneficially owned by Strategic Growth International, Inc. (see "Beneficial Ownership" and "Selling Securityholders")) may be deemed to beneficially own approximately 41.1% of the Company's shares of Common Stock, assuming holders of all outstanding options, warrants and other securities held by such persons which may be exercised or converted into, or exchanged for, shares of Common Stock within 60 days from such date are exercised or converted in full. As a result, if such individuals were to act collectively as stockholders, they would have the ability to substantially influence matters requiring stockholder approval, including the election of directors and other matters to be voted on by the Company's stockholders with respect to the business and affairs of the Company. See "Beneficial Ownership" and "Description of Capital Stock."

EFFECT OF EXERCISE OF WARRANTS; DILUTION

    Assuming the exercise of all of the Warrants held by the Selling Securityholders, the Company is obligated to issue approximately 1,306,250 shares of Common Stock, representing approximately 10.6% of the issued and outstanding shares of Common Stock of the Company as of January 16, 1998. Accordingly, the exercise of the Warrants and similar securities has, and the issuance of any other securities or interests which are exercisable for, or convertible into, shares of Common Stock will have, a dilutive effect, which could be substantial, on the currently and then outstanding shares of Common Stock, respectively. See "Description of Capital Stock" and "Selling Securityholders." In addition, the Company has granted stock options to purchase an aggregate of approximately 1,202,000 shares of Common Stock under two stock option plans. The exercise of the stock options and the issuance of shares of Common Stock pursuant thereto will have a further dilutive effect on the outstanding shares of Common Stock. See "Executive Compensation."

NO ANTICIPATED DIVIDENDS ON THE COMMON STOCK

    To date, the Company has not paid cash dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The declaration and payment of dividends on the Common Stock is within the discretion of the Company's Board of Directors and will depend on, among other things, the Company's operating results, financial condition, capital requirements, contractual restrictions or prohibitions with respect to the payment of dividends, and such other factors as the Board of Directors may deem relevant. The credit agreement relating to the Company's 1997 Credit Facility prohibits the payment of cash dividends. See "--Need for Additional Financing; Covenants of the Credit Agreement" and "Dividend Policy."

POSSIBLE STOCK PRICE VOLATILITY

    The Company's Common Stock is listed on the Toronto Stock Exchange and quoted on the Nasdaq OTC Bulletin Board. In recent years, stock prices of consumer chemical companies such as the Company have experienced significant volatility due to changes in consumer tastes and fads and such fluctuations were not necessarily related to the operating performance of these companies. The market price of the Company's Common Stock has been and could be subject to significant fluctuations as a result of variations in its operating results, announcements of technological innovations or new products by the Company or its competitors, announcements of new strategic relationships by the Company or its competitors, general conditions in the flavor and fragrance industry or market conditions unrelated to the Company's business and operating results. See "Business--Industry Overview" and "Market for Common Equity and Related Stockholder Matters."

EFFECT OF DELISTING OF COMMON STOCK

    The Company's Common Stock is listed on the Toronto Stock Exchange and quoted on the Nasdaq OTC Bulletin Board. The Company is required to satisfy continued listing requirements pursuant to the Toronto Stock Exchange rules in order for the Common Stock (including the shares offered hereby) to remain eligible for such listing. As of the date of this Prospectus, the Company believes it meets these requirements. There can be no assurance, however, that the Company will satisfy the Toronto Stock Exchange's continued listing requirements in the future.

    If the Company fails to meet any of the Toronto Stock Exchange's continued listing requirements, the Common Stock may be delisted from the Toronto Stock Exchange. In such event, there can be no assurance that trading in the Common Stock will continue (through the OTC Bulletin Board or otherwise). Any delisting of the Common Stock may adversely affect a holder's ability to dispose of, or to obtain quotations as to the market value of, the Common Stock. In addition, any delisting may cause the Common Stock to be subject to "penny stock" regulations promulgated by the Securities and Exchange Commission or similar rules promulgated under the Ontario Securities Act, if any. Under such regulations, broker-dealers are required to, among other things, comply with disclosure and special suitability determinations prior to the sale of the Common Stock. If the Common Stock becomes subject to these regulations, the market price of the Common Stock and the liquidity thereof could be adversely affected. See "Business," "Description of Capital Stock," and "Market for Common Equity and Related Stockholders Matters."

SHARES ELIGIBLE FOR FUTURE SALE

    As of January 16, 1998, approximately 12,375,000 shares of Common Stock were issued and outstanding, of which approximately 12,345,000 shares of Common Stock are available for sale pursuant to the provisions of Rule 144 under the Securities Act (including 387,655 shares offered hereby that were issued by the Company in connection with the October 1997 Refinancing (as defined below), and approximately 647,123 and 428,399 shares of Common Stock owned by Messrs. Rosner and Frumberg, respectively, which shares are held in escrow and generally may not be sold until October 28, 1998 without the consent of the Ontario Securities Commission). No prediction can be made as to the effect that future sales of Common Stock will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock and could impair the Company's ability to raise capital through the future sale of equity securities. See "Beneficial Ownership" and "Description of Capital Stock."

STATE REGISTRATION REQUIRED FOR SALES OF SHARES

    Under the securities laws of certain states, the shares of Common Stock offered hereby may not be sold unless they are qualified for sale or are exempt from registration under the state securities laws of the state in which the prospective purchaser resides. The Company is contractually obligated to use its best efforts to register and qualify the shares offered hereby under applicable state securities laws in such jurisdictions as may be reasonably requested by the Selling Securityholders.

                                USE OF PROCEEDS

    The Company will not receive any of the proceeds from the sale of the shares of Common Stock being offered hereby since such securities are being offered by the Selling Securityholders. However, assuming all of the Warrants held by the Selling Securityholders were exercised in full for cash, the Company expects to receive approximately $2.0 million in gross cash proceeds. The Company expects to use the net proceeds it receives, if any, from the exercise of the Warrants for working capital and other general corporate purposes. The foregoing use of proceeds is only a prediction and the Company reserves the right to reallocate the foregoing use to such other uses as it deems appropriate. See "Risk Factors--Substantial Indebtedness; Default on Senior Indebtedness."

    Based on the Company's current plan of operations, the Company believes that its existing working capital and expected operating revenues, together with its credit facility, will provide it with sufficient working capital for its operations for at least the next 12 months, assuming it can obtain a waiver from its lender with respect to the indebtedness outstanding under the 1997 Credit Facility (see "Risk Factors-- Substantial Indebtedness; Default on Senior Indebtedness.") However, there can be no assurance that the Company will not require additional funds prior to that time. The Company's capital requirements depend on, among other things, whether the Company is successful in generating revenues and income, the ability of the Company to successfully market its products and the effect of such efforts on the Company's operations, market developments, the costs involved in protecting and enforcing its proprietary rights and any litigation related thereto and the cost and availability of third-party financing. See "Risk Factors," "Business" and "Plan of Distribution."

                                DIVIDEND POLICY

    To date, the Company has not paid any cash dividends on its Common Stock and does not anticipate paying such dividends in the foreseeable future. The declaration and payment of dividends on the Common Stock is within the discretion of the Board of Directors and will depend on, among other things, the Company's operating results, financial condition, capital requirements, contractual restrictions or prohibitions with respect to the payment of dividends, and such other factors as the Board of Directors may deem relevant. The credit agreement relating to the Company's 1997 Credit Facility prohibits the payment of cash dividends. See "Risk Factors--No Anticipated Dividends on the Common Stock" and "Management's Discussion and Analysis--Liquidity and Capital Resources."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

OVERVIEW

    1996. In 1996, the Company expanded its operations through (i) increased research and development activities, (ii) increased marketing activities and
(iii) increased diversification of its marketing channels. In addition, the Company made significant technological investments, particularly during the latter part of the year, to enhance its position as a multi-product, multi-customer company in the flavors, fragrances and seasonings markets. Towards the end of 1996, the Company focused its efforts on the development and implementation of a strategic business plan related primarily to cost reduction and containment and aggressive sales and marketing strategies in order to increase sales.

    In order to meet established growth objectives, the Company hired a number of additional key management, sales, marketing, and technical R&D personnel in 1996. The investment in personnel initially had an unfavorable cost impact on the Company. As part of its business strategy, the Company invested over 9% of its net sales into expanded R&D activities. The Company's continued commitment to R&D is expected to result in new and innovative products in the future. During the latter part of 1996, the Company incurred approximately $781,000 in research and development, start-up and pre-production costs relating to a 1997 product launch for one of its significant customers. Although such costs were expensed in 1996, product sales began in early 1997.

    1997. In 1997, the Company focused its efforts on achieving the goals identified in its strategic business plan. During the year, the Company implemented cost reductions which resulted in a net reduction in its 1997 estimated general and administrative expenses of approximately $940,000. During the fourth quarter of 1997, the Company identified further cost reduction measures which could result in reduction of approximately $376,000 and expects to implement these measures during 1998.

    In 1997, the Company continued expanding its sales and marketing activities, particularly in the fragrance division where it hired additional sales professionals and increased its marketing efforts. Such additional expenditures in the fragrance division are expected to support anticipated future growth. During 1997, the Company also continued its commitment to R&D by investing approximately $2.0 million, or 8% of estimated net sales in 1997, in R&D. During the year, the Company introduced numerous new products to new and existing customers and is currently in the process of developing numerous other products, some of which the Company anticipates launching in 1998.

    During the fourth quarter of 1997, the Company experienced a significant decrease in net sales due principally to a weakening of the flavor industry, a reduction in shipments of a new product line to a significant customer and delays in new product launches. The Company expects the reduction in net sales to have a significant unfavorable impact on the results of operations for the quarter which is expected to result in a net loss for the year.

RESULTS OF OPERATIONS

    The following table sets forth financial data of the Company for the nine months ended September 30, 1997 and September 30, 1996, and for the years ended December 31, 1996 and December 31, 1995, respectively. The historical financial data for the years ended December 31, 1996 and 1995 are derived from the audited financial statements of the Company. The financial data for the Company for the nine months ended September 30, 1997 and September 30, 1996 are derived from the unaudited financial statements of the Company, but, in the opinion of management, reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of results for the interim periods. The operating results for interim periods are not necessarily indicative of results for the full fiscal year. This historical financial data should be read in conjunction with the Company's financial statements and the notes thereto, and other information concerning the Company, contained elsewhere in this Prospectus.

                                      NINE MONTHS ENDED SEPTEMBER 30,                 YEAR ENDED DECEMBER 31,
                                 ------------------------------------------  ------------------------------------------
                                         1997                  1996                  1996                  1995
                                 --------------------  --------------------  --------------------  --------------------
                                                (UNAUDITED)
                                                             (DOLLAR AMOUNTS IN THOUSANDS)
Net sales......................  $  19,714      100.0% $  16,029      100.0% $  21,018      100.0% $  15,192      100.0%
Gross profit...................      7,770       39.4      6,275       39.1      7,863       37.4      5,833       38.4
Operating expenses:
  Selling......................      2,646       13.4      2,381       14.9      3,543       16.9      2,458       16.2
  General and administrative...      1,960        9.9      2,222       13.9      3,492       16.6      2,012       13.2
  Research and development.....      1,492        7.6      1,163        7.3      1,972        9.4      1,146        7.5
  Amortization expense.........        669        3.4        536        3.3        833        4.0        449        3.0
Income (loss) from
  operations...................      1,003        5.1        (27)       (.2)    (1,977)       9.4       (232)       1.5
Interest expense, net..........        548        2.8        396        2.5        558        2.7        115        0.8
Provision for income taxes.....          9     --              3     --              3         --         20        0.1
Net income (loss)..............        446        2.3       (426)      (2.7)    (2,538)      12.1       (367)       2.4

NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996

    NET SALES. Net sales increased 23% to $19,714,000 for the nine months ended September 30, 1997 from $16,029,000 for the comparable nine months of 1996. The increase was primarily due to shipments of several new flavor and fragrance products to new and existing customers relative to increased marketing activities and shipments of a new flavor product to a significant customer during the first and second quarters of 1997.

    GROSS PROFIT. The gross profit percentage of 39.4% for the nine month period ended September 30, 1997 was consistent with the gross profit percentage of 39.1% reported for the same nine month period in 1996.

    SELLING EXPENSES. Selling expenses increased 11.1% to $2,646,000 for the nine months ended September 30, 1997 from $2,381,000 for the comparable 1996 period. The increase was due principally to the hiring of additional sales personnel and expanded sales support and increased sales commissions on higher volume sales. Selling expenses, as a percentage of sales, decreased to 13.4% for the nine months ended September 30, 1997 from 14.9% for the comparable nine month period in 1996 as a result of increased sales.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses decreased by 11.8% to $1,960,000 for the nine months ended September 30, 1997 from $2,222,000 for the nine month period in 1996. The decrease was primarily as a result of the effects of the Company's cost reduction program implemented during the latter part of the fourth quarter of 1996. General and administrative expenses, as a percentage of sales, decreased to 9.9% for the nine months ended September 30, 1997 from 13.9% for the nine months ended September 30, 1996 as a result of cost reductions and increased sales volume.

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 28.3% to $1,492,000 for the nine months ended September 30, 1997 from $1,163,000 for the nine month period in 1996 due to expanded research and development projects and the hiring of additional technical personnel during the period.

    AMORTIZATION EXPENSE. Amortization expense increased to $669,000 for the nine months ended September 30, 1997 from $536,000 for the comparable nine month period in 1996. The increase was due principally to the amortization of deferred charges associated with the Company's $1.5 million convertible debt financing consummated in October 1996. See "--Liquidity and Capital Resources."

    INTEREST EXPENSE, NET. Interest expense increased to $548,000 for the nine months ended September 30, 1997 from $396,000 for the nine months ended September 30, 1996. The increase was primarily due to the additional long-term debt incurred by the Company in October 1996 in connection with the $1.5 million convertible debt financing. See "--Liquidity and Capital Resources."

    PROVISION FOR INCOME TAXES. Provision for income taxes represents state franchise taxes. No federal income tax provision for the nine months ended September 30, 1997 was provided due to the Company's utilization of available net operating loss carryforwards.

YEARS ENDED DECEMBER 31, 1996 AND 1995

    NET SALES. Net sales increased 38% to $21,018,000 for the year ended December 31, 1996 from $15,192,000 for the year ended December 31, 1995 primarily due to 1996 sales of $5,345,000 contributed by the Seasonings Division, which first commenced operations in December 1995 as a result of the acquisition of assets of Seafla, Inc. See " Business--History". The balance of the sales increase came principally from the Company's flavor products. By expanding the customer base of the Seasonings Division to include those of the Company, sales generated from the Seasonings Division in 1996 were $1,120,000 higher than in 1995.

    GROSS PROFIT. Gross profit, as a percentage of sales, decreased to 37.4% on sales of $21.0 million for the year ended December 31, 1996 as compared to 38.4% on sales of $15.2 million for 1995, principally as a result of the Seasonings Division, which operated historically at a gross profit of approximately 36%.

    SELLING EXPENSES. Selling expenses increased 44.1% to $3,543,000 for the year ended December 31, 1996 from $2,458,000 for 1995. The increase was primarily attributable to the Seafla Acquisition (as defined below), which resulted in additional selling expenses in 1996 of $731,000. The balance of the increase resulted from the expansion of the Company's sales and marketing activities, including the addition of personnel and increased expenditures for sales support, and costs associated with the Company's share of certain co-operative start-up marketing and advertising costs incurred by a significant Company customer associated with a new product scheduled for production during the first quarter of 1997.

    GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses rose 73.6% to $3,492,000 for the year ended December 31, 1996 from $2,012,000 in 1995. The Seafla Acquisition resulted in $751,000 of the incremental costs, while the hiring of additional key management personnel and higher professional and consulting services fees, occurring principally during the second half of 1996, also contributed to such increase. In addition, during the fourth quarter of 1996, the Company incurred approximately $122,000 of costs associated with the start-up and pre-production phases of a major product development program by a significant Company customer which commenced production in early 1997. The Company began implementing a comprehensive cost containment program late in the fourth quarter of 1996. See "--Overview".

    RESEARCH AND DEVELOPMENT EXPENSES. Research and development expenses increased 72.1% to $1,972,000 in 1996 from $1,146,000 in 1995. The Seasonings
Division accounted for $383,000 of the increase while the balance principally pertaining to costs associated with a major product development program by a significant Company customer and was incurred primarily during the fourth quarter of 1996. Full production and sales by such customer from this program commenced during the first quarter of 1997.

    AMORTIZATION EXPENSE. Amortization expense amounted to $833,000 in 1996, an increase of $384,000 from 1995's total of $449,000. The increase was principally attributable to the Seafla Acquisition and the amortization of associated deferred financing costs. See "--Liquidity and Capital Resources."

    INTEREST EXPENSE, NET. Interest expense rose to $558,000 in 1996 from $115,000 in 1995. The increase was due primarily to debt financing for the Seafla Acquisition.

LIQUIDITY AND CAPITAL RESOURCES

    Cash used in operations amounted to $364,000 for the nine months ended September 30, 1997 as compared to $520,000 for the same period of 1996. Working capital at September 30, 1997 was $5,486,000 as compared to $4,020,000 at December 31, 1996.

    Historically, the Company's financing needs have been met through the issuances of equity and debt. For several years prior to 1996, the Company's principal line of credit for working capital requirements was a $2.0 million short-term revolving note, which the Company extended upon maturity. Borrowings under the revolving line of credit bore interest at the rate of one-half percent above the then applicable prime rate.

    In October 1996, the Company consolidated its then existing $3,500,000 term loan (obtained in connection with the Seafla Acquisition) and its $2,000,000 revolving credit into a $5,500,000 revolving credit facility (the "1996 Credit Facility"). The borrowings were collateralized by liens on substantially all of the assets of the Company. In April 1997, the Company and the lender under the 1996 Credit Facility entered into a waiver and modification agreement (the "Waiver") which waived compliance by the Company with certain covenants for 1996 and amended one such covenant for 1997. Additional events of default were also added to the 1996 Credit Facility. In connection with the Waiver, the Company issued the lender the North Fork Warrants to purchase 100,000 shares of Common Stock, at an exercise price of $2.40 per share (subject to adjustments). The warrants contain a "put" provision which gives the bank the right to require the Company to purchase the warrants from the bank for $20,000. In addition, the Company has the right at any time prior to April 7, 1998 to "call" 50,000 of the warrants by paying the bank $20,000. See "Selling Securityholders."

    In October 1996, the Company also consummated a financing which provided for the issuance of $1,500,000 in 9% Convertible Subordinated Notes due October 17, 1998 (the "Notes") and the issuance of the Class A Warrants to purchase an aggregate of 450,000 shares of Common Stock at $2.40 per share (subject to adjustments) and the Class B Warrants to purchase an aggregate of 156,250 shares of Common Stock at $2.70 per share (subject to adjustments). The Notes were collateralized by liens on substantially all of the assets of the Company, which liens were junior to those in favor of the Company's lender under the 1996 Credit Facility. See "Selling Securityholders."

    On October 16, 1997, the Company entered into a credit agreement with a bank providing for a $6,000,000 revolving credit facility and a $750,000 term loan facility (the "1997 Credit Facility"). This 1997 Credit Facility replaced its then existing $5,500,000 credit line (the 1996 Credit Facility) and refinanced $750,000 of the Notes (the "October 1997 Refinancing"). Outstanding borrowings under the 1997 Credit Facility bear interest based on the bank's London Interbank Offering Rate ("LIBOR") plus 2 1/2% (which currently equates to approximately the bank's prime rate) or 1/2 of 1% above the bank's prime rate, at the Company's option. Outstanding borrowings are collateralized by substantially all of the assets of the Company and are subject to eligibility requirements relating to the Company's receivables, inventories and product formulations.

    Under the credit agreement relating to the 1997 Credit Facility, the Company is prohibited from incurring any indebtedness other than, among other things, existing indebtedness, subordinated debt (with the consent of the bank), and unsecured trade indebtedness in the ordinary course of business, and restricted in its ability to incur liens, make investments, sell assets, make acquisitions and pay dividends. The Company's inability to incur additional indebtedness when additional funds are needed may cause it to delay, scale back or eliminate some or all of its operations which could have a material adverse effect on its operations.

    In conjunction with the October 1997 Refinancing, the Company converted an aggregate principal amount of $750,000 of the Notes into 387,655 shares of the Company's Common Stock, based on the weighted average share price during the preceding ten trading days prior to the closing. As of January 16,

1998, the Company had outstanding borrowings of approximately $713,000 under its term loan facility and approximately $4,825,000 under its revolving credit facility and approximately $390,000 was available for borrowings against its borrowing base. As of January 16, 1998, the outstanding borrowings under the credit facility bore interest at the rate of approximately 8.4% per annum.

    Upon exercise of the Warrants, the Company will receive gross cash proceeds of approximately $2.0 million in the aggregate and will be obligated to issue 1,306,250 shares of Common Stock, assuming that all of the Warrants are exercised for cash. The issuance of such shares of Common Stock will have a dilutive effect, which could be substantial, on the currently and then outstanding shares of Common Stock. See "Use of Proceeds."

    As of January 16, 1998, the Company is in violation of two financial covenants in the credit agreement relating to the 1997 Credit Facility. The Company is seeking a waiver from its lender with respect to such default, but there can be no assurance that the Company will obtain the waiver. If the Company is unable to obtain the waiver, the lender may declare the indebtedness under the facility to be immediately due and payable and, in the event the Company is unable to satisfy its obligations, the lender can proceed to foreclose on the assets of the Company pledged as collateral, which are substantially all of the Company's assets. There can be no assurance that the lender will not foreclose on the assets of the Company or take other action detrimental to the Company. See "Risk Factors--Substantial Indebtedness; Default on Senior Indebtedness."

    Although there can be no assurance, the Company believes it has adequate capital to fund current operations for at least the next 12 months, assuming the Company can obtain a waiver from its lender with respect to the indebtedness outstanding under the 1997 Credit Facility. See "Risk Factors."

                                    BUSINESS

INTRODUCTION

    The Company develops, manufactures and markets flavors, fragrances and seasonings that are incorporated by its customers into a wide variety of consumer and institutional products including natural and artificial flavored beverages, confections, foods, tobaccos, pharmaceuticals, aromatherapy essential oils, perfumes, and health and beauty products. The Company's proprietary formulations are currently used in more than 1,500 products sold by more than 500 companies worldwide, approximately 50 of which are Fortune 1,000 companies. The Company's executive offices are located in Amityville, New York while its manufacturing, research and development, sales and marketing, and distribution facilities are located in Amityville, New York and Milford, Ohio. The Company also has sales, marketing and warehouse facilities located in Los Angeles, California, Toronto, Canada and Chile, South America.

    Unless the context otherwise requires, (i) the term "Company" refers to Technology Flavors & Fragrances, Inc., a Delaware corporation, together with its wholly-owned subsidiary, Technology Flavors & Fragrances, Inc. (Canada), and
(ii) all references to "dollars" refer to U.S. dollars.

HISTORY

    The Company was incorporated in New York in 1989 under the name "Aroma Globe, Inc." It later changed its name to "Technology Flavors & Fragrances, Inc." in May 1991, when it acquired the assets and business of another company by that name. Since then, the Company has expanded its operations primarily through acquisitions of other businesses and internal growth.

    In July 1993, the Company acquired most of the assets of the Fragrance Division ("F&C Fragrance Division") of F&C International Inc. for $5,441,000 in cash. The acquisition was funded by bank debt of approximately $3,500,000 and the sale, in a private offering, of 1,080,268 shares of Common Stock for net proceeds of $1,499,000. The F&C Fragrance Division was engaged in the business of developing, manufacturing, marketing and selling, domestically and internationally, fragrance products for personal care, cosmetic and toiletry, household, industrial and commercial products. The acquisition provided the Company with a library of over 12,000 proprietary formulations and an introduction to certain large U.S. manufacturers of household and personal care products and of industrial and commercial products. The F&C Fragrance Division serviced its fragrance customers from its production facility in Brooklyn, New York, its marketing and research development facilities in Allendale, New Jersey, and two warehousing facilities located in southern California and Toronto, Canada. The Company thereafter consolidated the manufacturing, marketing and research and development activities of the F&C Fragrance Division at its Amityville, New York facilities and moved a portion of the warehousing function to an adjoining building in Amityville, New York.

    In November 1993, the Company reincorporated in Delaware and merged with Canamerica Corp., a private corporation owned by Mr. Philip Rosner, one of the Company's founders and principal stockholders. Mr. Rosner was issued 200,000 shares of Common Stock in the merger.

    In March 1994, the Company completed concurrent offerings of a total of 5,000,000 shares of Common Stock, 4,670,000 of those shares being sold to the public in the Canadian Provinces of Ontario and British Columbia at a price of Cdn. $2.00 per share and the other 330,000 shares being sold privately in the United States for the equivalent price of U.S. $1.44 per share. In addition, the Common Stock was listed on the Toronto Stock Exchange in March 1994. The proceeds of these sales were used to repay the bank debt that was incurred to acquire assets of the F&C Fragrance Division.

    On December 6, 1995, the Company acquired substantially all of the assets and assumed the trade obligations and certain other liabilities of Seafla, Inc. ("Seafla"), a Milford, Ohio producer of savory and dairy flavors (the "Seafla Acquisition"). In consideration therefor, the Company paid $3,000,000 in cash and issued a 12% promissory note for $888,019, payable in installments of $177,604 (the "Seafla Note"). In

March 1997, the Seafla Note was amended to extend the installment dates so that the first installment is due on March 31, 1998 and the remaining installments are payable on each January 1 thereafter through 2002, with interest at 12% per annum. The Company funded the cash portion of the Seafla purchase price through bank borrowings of $3,500,000.

    The Company operates Seafla's business as the Seasonings Division of the Company (the "Seasonings Division"). Products from the Seasonings Division are purchased principally by manufacturers of dairy products, snack foods and baked goods.

1996 CONVERTIBLE DEBT FINANCING

    On October 17, 1996, the Company consummated a financing providing for the issuance of (i) $1,500,000 aggregate principal amount of the Notes due October 17, 1998, (ii) the Class A Stock Warrants to purchase an aggregate of 450,000 shares of Common Stock, and (iii) the Class B Stock Warrants to purchase an aggregate of 156,250 shares of Common Stock. The Class A Warrants and the Class B Warrants are exercisable for shares of Common Stock at exercise prices of $2.40 and $2.70 per share, respectively, subject to adjustments under certain circumstances.

    The Notes were collateralized by liens on substantially all of the assets of the Company and were convertible into shares of Common Stock, at the option of the Company, at any time on or prior to October 16, 1997, at a conversion price equal to the average market price of the Common Stock for the ten trading days immediately preceding the date of determination.

THE OCTOBER 1997 REFINANCING

    On October 16, 1997, the Company entered into a credit agreement with a bank providing for a $6,000,000 revolving credit facility and a $750,000 term loan facility. The 1997 Credit Facility replaced the Company's then existing $5,500,000 credit line (the 1996 Credit Facility) and refinanced $750,000 of the Notes. In conjunction with the October 1997 Refinancing, the Company converted an aggregate principal amount of $750,000 of the Notes into 387,655 shares of the Company's Common Stock, based on the weighted average share price during the preceding ten trading days prior to the closing. See "Risk Factors--Substantial Indebtedness; Default on Senior Indebtedness," "Management's Discussion and Analysis" and "Description of Capital Stock."

INDUSTRY OVERVIEW

    The flavor, fragrance and seasonings industries sell primarily to manufacturers of consumer products. The cost of the flavor, fragrance or seasonings component of a consumer product typically represents a small portion of the total cost of the consumer product. As a result, in selling such products, price is a less significant factor than product performance and customer service.

    The Company believes that important changes in consumer buying habits and preferences over the past few years have had a significant impact on these industries as a whole. The Company believes that these changes have contributed to a demand for new and innovative products.

    The Company believes that currently there is a trend toward more natural foods in the marketplace, requiring manufacturers to produce more naturally-flavored products. Not only has this translated into a steady shift from artificial ingredients to natural ones, but it is also placing greater emphasis on achieving flavors that more effectively impart "natural" tastes in processed foods. The Company believes that a growing desire among consumers to adopt a healthier lifestyle is increasing the demand for lighter, healthier foods. This has posed new challenges for the Company to come up with ways of replacing the tastes which are lost when sugar, salt, fat, and cholesterol are reduced or eliminated from traditional food preparations.

    The Company believes that another important trend in the industry is the growing consumption of processed foods. It is estimated that more than 80% of the food consumed today is in processed form, and over 1,000 natural and synthetic flavoring agents are used to produce these foods. The Company believes that as the demand for microwaveable products and prepared and frozen convenience foods continues to rise, so, too, will the need for new flavor products to counteract the adverse effects of microwaving and freezing.

    The Company believes that the trend towards natural, healthier ingredients also includes soaps, shampoos, cosmetics, detergents, and other cleaning products, air fresheners, and numerous other household items.

PRODUCTS

    The Company's principal product categories include the following: natural flavors, artificial flavors, seasonings and fragrances. The five largest end-user categories for the Company's products are beverages, snack foods, confections, cosmetics and tobacco. The Company's flavor products, produced from its proprietary formulations, are sold primarily to the beverage, food and tobacco industries. Its principal flavor product lines include sweet goods, culinary, savory, dairy and tobacco flavorings and seasonings. Examples of consumer products containing the Company's flavor products include: confections, toothpaste, chewing gums, prepared foods, ice creams, animal feeds, candy, tobacco, alcoholic and non-alcoholic beverages, poultry and seafood, processed meats and snack foods.

    Areas which the Company believes currently offer growth opportunities include the following: flavor products to enhance "natural foods"; products to restore the flavors in non-fat and low fat, sugar, salt and cholesterol foods; and flavor products able to withstand the effects of microwaving and freezing (i.e., convenience foods).

    The Company's fragrance products, produced from its proprietary formulations, are sold primarily to the personal care, cosmetic and toiletry, and household and industrial product industries. Fragrances are used by customers in the manufacture of a wide variety of consumer products, such as soaps, detergents, household cleaners, cosmetic creams, lotions and powders, after-shave lotions, deodorants, air fresheners, perfumes, colognes, aromatherapy oils and hair care products.

RESEARCH AND DEVELOPMENT

    The Company's research and development ("R&D") activities are conducted primarily at its Amityville, New York and Milford, Ohio operating facilities. The Company maintains R&D labs as well as applications labs, both of which are necessary for the development of high quality flavor and fragrance compounds.

    The Company believes that the most fundamental challenge in creating flavor and fragrance formulations, from a technical standpoint, is to develop flavors and fragrances which are: (1) able to withstand the rigors of processing, storage, and final preparation and (2) able to maintain the integrity of the basic taste and scent characteristics for the useful life of the final product. In the case of certain products, such as perfumes, colognes and frozen foods, the potential shelf-life of the product may represent a period of up to one year.

    Additional product performance challenges that need to be accounted for in the R&D phase are the result of changes in consumer demographics and lifestyles. Microwaveable foods, for example, are a relatively recent phenomenon necessitating new development and testing techniques. Non-traditional applications for flavor and fragrance materials, such as fragranced plastic and rubber products, are another example. Management believes that the Company's ability to develop and offer new products for emerging new categories is increasingly important.

    The Company works in association with existing and potential customers in the development of an appropriate flavor or fragrance for a new consumer product. During the process, which generally takes between six and nine months, it is not unusual for the representative of the Company to present the customer with several samples from the Company's proprietary formulations. Typically, a particular flavor or fragrance formulation is created and produced for one customer.

    In the last two years, the Company has furnished over 10,000 samples to existing and potential new customers. The typical lag time between when samples are tested and when customers may place production orders historically has ranged from 6 to 18 months.

    In 1996, the Company installed a Processed Flavor Reaction Laboratory that utilizes amino acids and sugars in a water medium to produce meat, poultry and roasted flavors and aromas. The Company offered new and innovative products developed in the laboratory during 1997.

    During the past several years, the flavor industry has had to respond to new demands by consumers for (i) products with little or no cholesterol, fat, sugar or salt, (ii) products that withstand microwaving or freezing, and (iii) products that contain more natural ingredients. Each of these demands results in taste differences from what consumers have come to expect so that new flavor formulations are necessary to satisfy taste expectations. At the same time, the range of products that are offered in scented versions, including a variety of plastic and rubber products, is expanding. Consequently, research and development capabilities are increasingly important for successful flavor companies. See "Risk Factors--Competition."

RAW MATERIALS

    The Company currently utilizes over 1,200 different raw materials in the preparation of its flavor, fragrance and seasoning formulations. Considerable effort is devoted to ensuring that these ingredients remain uniform and consistent over time--a critical process, since many of the raw materials are inherently unstable, and/or are derived from plants that vary naturally with seasons and crop years. Accordingly, shipments of raw materials received by the Company are tested and analyzed for compliance with set specifications.

    The Company purchases raw materials from various suppliers. For the year ended December 31, 1997, the Company estimates that no single supplier and no single raw material accounted for more than approximately 11% and 3%, respectively, of the Company's raw material requirements. Although there can be no assurance, the Company believes that alternate sources of raw materials are available in the event of an interruption in the supply of raw materials from a single supplier. See "Risk Factors-- Disruptions in Availability of Raw Materials."

SEASONALITY

    Historically, the Company's sales tend to be somewhat higher in the quarters ending June 30 and September 30 primarily due to higher consumer demand from the Company's beverage and snack food customers during those periods. Although there can be no assurance, the Company believes that seasonal fluctuations should not significantly impact its operations. See "Risk Factors--Seasonality of Business."

COMPETITION

    The flavor, fragrance and seasonings industries are highly fragmented with a few large companies, such as International Flavors & Fragrances Inc., Haarmann & Reimer Corporation and Firmenich, Inc., competing against many smaller producers. Certain of the Company's competitors have substantially greater financial, marketing and other resources than the Company. Recently, there have been trends towards increased industry concentration as companies vertically integrate with suppliers and expand horizontally through acquisitions.

    The Company believes that its competitiveness depends upon its creativity, responsiveness and reliability, as well as the diversity of its customers and products. Management expects that the Company will continue to sell to large companies that do not purchase all of their fragrance and flavor products from a single supplier and to smaller companies that the Company's large competitors do not choose to service. See "Risk Factors--Competition."

CUSTOMERS

    The Company's formulations are currently used in more than 1,500 products sold by more than 500 companies worldwide, approximately 50 of which are Fortune 1,000 companies. The Company cooperates with these customers in the development of specific flavors or fragrances for a particular end product. No one customer accounted for more than 10% of the Company's revenues in 1995 or 1996. For the year ended December 31, 1997, the Company estimates that one customer accounted for approximately 16% of the Company's revenues and the top ten customers accounted for approximately 41% of the Company's revenues. See "Risk Factors--Dependence on Relationships with Customers; Significant Customers."

BACKLOG

    Customers purchase the Company's products as required, and normally delivery can be made within two to four weeks thereafter. Consequently, backlog is not a significant indicator of the volume of the Company's business over an extended period of time.

GOVERNMENTAL REGULATIONS

    The Company is subject to various laws and regulations regarding, among other things, the manufacturing of flavors and seasonings for food, the handling of alcohol, the generation, storage, transportation and disposal of hazardous materials and the safety and health of its employees. Although there can be no assurance, the Company believes that it currently complies in all material respects with such laws and regulations. The Company could be subject to, among other things, sanctions, penalties (including significant fines) and suspension or revocation of required licenses or permits for failure to comply with applicable governmental laws and regulations. At this time, the Company is unable to anticipate the impact, if any, that subsequent changes or new interpretations to applicable laws and regulations may have on the Company's business, financial condition or results of operations. See "Risk Factors--Governmental Regulations."

EMPLOYEES

    At January 16, 1998, the Company had approximately 93 full-time employees, categorized as follows: 9 management, 14 administrative, 14 marketing and sales, 28 production, 22 research and development, and 6 customer service. The Company considers its relationships with its employees to be satisfactory.

PROPRIETARY RIGHTS

    The Company's business depends on its ability to protect trade secrets, to operate without infringing upon the proprietary rights of others and to prevent others from infringing upon the proprietary rights of the Company. Trade secrets are difficult to protect and there can be no assurance that others will not gain access to the Company's trade secrets (or others will not independently develop substantially equivalent proprietary information or techniques), that such trade secrets will not be disclosed or that the Company can adequately protect its rights to trade secrets. The Company may be required to obtain licenses to patents or proprietary rights of others and no assurance can be given that any required license would be available to the Company (on acceptable terms or otherwise). The Company may encounter delays or be precluded from product market introductions if it does not obtain a required license. In addition, the Company may be involved in litigation in order to, among other things, defend against or assert claims of infringement, protect trade secrets or know-how owned by the Company or determine the scope or validity of proprietary rights of others. Any litigation could have a material adverse impact on, or result in substantial costs to, the Company.

    The Company, like other flavor, fragrance and seasonings companies, customarily owns the formulas of its products. Product formulations are generally not protectable by patents, copyrights or trademarks. See "Risk Factors--Uncertainty of Protection of Intellectual Property and Proprietary Rights."

LEGAL PROCEEDINGS

    The Company is not a party to any pending legal proceedings other than ordinary litigation incidental to its business.

DESCRIPTION OF PROPERTY

    The Company's principal properties are its 36,000 square foot headquarters, sales and marketing, R&D and production facility at 10 Edison Street, East in Amityville, New York, with an adjoining 12,000 square foot warehouse, and a 37,000 square foot facility in Milford, Ohio. The Company's lease concerning its principal executive offices and production facility in Amityville, New York expires in 2006 and its lease for its Ohio facility expires in 2014. The Company's Ohio facility is leased from a partnership in which Mr. Richard Higgins, the Company's Executive Vice President, is a partner. See "Certain Relationships and Related Transactions." The Company also leases marketing, warehouse and customer service facilities in southern California, Toronto, Canada, and Chile, South America. For the year ended December 31, 1997, the Company paid an aggregate of approximately $430,000 in lease payments for its facilities. The Company believes that its existing leases will be renegotiated as they expire or it will lease alternative properties on acceptable terms. The Company believes its present facilities are adequate for its current and anticipated operations.

                                   MANAGEMENT

INFORMATION CONCERNING THE COMPANY'S BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the Company's directors and executive officers:

NAME                                                       AGE                   POSITIONS WITH THE COMPANY
-----------------------------------------------------      ---      -----------------------------------------------------
Philip Rosner........................................          62   President, Chairman of the Board and Director
A. Gary Frumberg.....................................          64   Executive Vice President and Director
Richard R. Higgins...................................          59   Executive Vice President and Director
Joseph A. Gemmo......................................          52   Vice President, Chief Financial Officer and Assistant
                                                                      Secretary
Harvey Farber........................................          57   Senior Vice President--Flavor Division
Paul E. Hoffmann.....................................          51   Secretary and Treasurer
Ronald J. Dintemann..................................          54   Vice President--Operations
Sydney Stein.........................................          62   Director
Duncan Shirreff......................................          46   Director
Scott Cunningham.....................................          63   Director

    The business experience of each of the persons listed above for at least the last five years is as follows:

    PHILIP ROSNER has been the President and Chairman of the Board of the Company since its inception in 1989. He has been engaged in the flavor and fragrance industry for over 45 years. Before 1989, Mr. Rosner was the President of Globe Extracts, Inc. and, for 15 years before that, the President of Felton Worldwide, Inc., both of which produced and marketed flavors and fragrances.

    A. GARY FRUMBERG has been the Executive Vice President of the Company since 1989. Prior to 1989, Mr. Frumberg served as Vice President-International Sales of Felton Worldwide, Inc.

    RICHARD R. HIGGINS has been a Director of the Company since June 1996, and an Executive Vice President of the Company and President of the Company's Seasonings Division since December 1995. Prior to that, Mr. Higgins was President of Seafla, Inc. from 1980 until that business was acquired by the Company in December 1995.

    JOSEPH A. GEMMO has been Vice President and Chief Financial Officer of the Company since August 1996 and Assistant Secretary since October 1997. From January 1994 to April 1996, Mr. Gemmo was the Chief Financial Officer of Bio-Botanica, Inc., a developer and manufacturer of herbal extracts. Prior to that, Mr. Gemmo was the Chief Financial Officer of General Aerospace Materials Corp. from 1989 to 1994.

    HARVEY FARBER has been Senior Vice President--Flavor Development of the Company from October 1995 through October 1997, at which time he became Senior Vice President--Flavor Division. Before he joined the Company, he was the Vice President--Flavor Development at J. Manheimer Inc. for 12 years.

    PAUL E. HOFFMANN has been the Secretary and Treasurer of the Company since 1990 and was a Director of the Company until June 1996. Before he joined the Company, Mr. Hoffmann was Vice President, Finance of Globe Extracts, Inc. for more than eight years.

    RONALD J. DINTEMANN has been Vice President--Operations of the Company since May 1989, after serving as Vice President--Operations of Globe Extracts, Inc.

    SYDNEY STEIN has been a Director of the Company since 1993. Since 1974, Mr. Stein has been President of Syco Holdings Ltd., a Montreal-based retail chain. In addition, from March 1991 to May 1994, Mr. Stein was President of Kasyco, Inc., a Montreal-based wholesaler.

    DUNCAN SHIRREFF has been a Director of the Company since 1994. Since 1994, Mr. Shirreff also has been the Resident Director of the Toronto Branch of the Canadian merchant banking firm of CM Oliver & Company Limited in charge of corporate finance and European capital markets. From 1991 to 1994, he was an independent financial consultant to various corporations. Prior to 1991, Mr. Shirreff served as a Director of, and in senior executive positions with, Scotia McLeod, Inc., a Toronto merchant banking firm.

    SCOTT CUNNINGHAM has been a Director of the Company since February 1997. Since 1993, Dr. Cunningham has been President of Stonehouse Development Co., a food technology company, and since 1986 he has been a Managing Director of Interlaken Capital, Inc., a management consulting firm specializing in the food and other industries.

    All directors of the Company serve until the next annual meeting of stockholders or until their successors are elected and qualified. Officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment. See "Executive Compensation--Employment Agreements." There are no family relationships among the directors and executive officers of the Company. See "Risk Factors--Dependence on Key Personnel."

                             EXECUTIVE COMPENSATION

    The following summary compensation table sets forth the aggregate compensation paid to or earned by the Company's Chairman of the Board and President and the other four most highly compensated executive officers of the Company (other than the Chairman of the Board and President) whose total annual salaries and bonuses exceeded $100,000 for the year ended December 31, 1997 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                    LONG-TERM COMPENSATION
                                                                                -------------------------------
                                                                                   AWARDS
                                                                    ANNUAL      -------------      PAYOUTS
                                                                 COMPENSATION    SECURITIES    ----------------
                                                                 -------------   UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION                             YEAR        SALARY      OPTIONS/SARS   COMPENSATION(1)
----------------------------------------------------  ---------  -------------  -------------  ----------------
Philip Rosner.......................................       1997   $   225,962             --      $   16,820
  Chairman and President                                   1996       235,000        100,000(  (3)        17,216
                                                           1995       200,000             --          16,001

A. Gary Frumberg....................................       1997       192,308             --          17,761
  Executive Vice President                                 1996       199,903        100,000(  (3)        17,010
                                                           1995       164,000             --          12,305

Richard R. Higgins..................................       1997       158,164             --          16,805
  Executive Vice President                                 1996       150,000             --          16,757
                                                           1995         5,769             --           1,261

Harvey Farber.......................................       1997       163,461         75,000(4)        10,436
  Senior Vice President--Flavor Division                   1996       161,509         10,000           8,429
                                                           1995        36,821             --           1,850

Ronald J. Dintemann.................................       1997       129,808         25,000(5)        15,500
  Vice President--Operations                               1996       134,085         75,000(  (3)        22,580
                                                           1995        97,176             --          10,909

------------------------

(1) Represents Company reimbursed automobile expenses of such executive.

(2) Represents options granted in 1994 under the Company's 1993 Option Plan, including options granted to Messrs. Rosner, Frumberg and Dintemann, and options granted in April 1994 to certain of the Company's directors, executive officers and employees. The Company obtained stockholder approval of the reduction in exercise price of such stock options in October 1996. See "--Description of the 1993 Plan" and "Risk Factors--Effect of Exercise of Warrants; Dilution."

(3) Represents those stock options which the Company granted to the respective executive officers in 1994. The exercise prices of such options were reduced in October 1996 pursuant to stockholder approval. See "--Description of the 1996 Plan" and "Risk Factors--Effect of Exercise of Warrants; Dilution."

(4) Includes (a) 25,000 shares of Common Stock granted to Mr. Farber as additional compensation pursuant to his amended employment agreement and (b) 50,000 shares of Common Stock issuable to Mr. Farber pursuant to stock options granted under the 1996 Stock Option Plan. See "--Employment Agreements."

(5) Represents 25,000 shares of Common Stock issuable to Mr. Dintemann pursuant to stock options granted under the 1996 Stock Option Plan.

OPTION GRANTS IN 1997

    The following table sets forth certain information concerning individual option grants during the year ended December 31, 1997 to each of the Named Executive Officers:

                             OPTION GRANTS IN 1997

                                                                                                            POTENTIAL REALIZABLE
                                                                                                              VALUE AT ASSUMED
                                                                                                               ANNUAL RATES OF
                                                                                                                 STOCK PRICE
                                                          PERCENTAGE OF TOTAL                                 APPRECIATION FOR
                                                            OPTIONS GRANTED       EXERCISE                     OPTION TERM(1)
                                              OPTIONS       TO EMPLOYEES IN         PRICE      EXPIRATION   ---------------------
NAME                                          GRANTED         FISCAL YEAR         PER SHARE       DATE         5%         10%
------------------------------------------  -----------  ---------------------  -------------  -----------  ---------  ----------
Philip Rosner.............................      --                --                 --            --          --          --
A. Gary Frumberg..........................      --                --                 --            --          --          --
Richard R. Higgins........................      --                --                 --            --          --          --
Harvey Farber.............................      50,000              14.0%         $  1.31         2/27/07   $  41,193  $  104,390
Ronald J. Dintemann.......................      25,000               7.0%         $  1.6875       6/25/07   $  26,531  $   67,235

------------------------

(1) The 5% and 10% assumed annual compound rates of stock price appreciation are mandated by the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of its Common Stock.

AGGREGATE OPTION EXERCISES IN 1997 AND 1997 YEAR-END OPTION VALUES

    The following table provides certain information regarding stock option ownership and exercises by the Named Executive Officers, as well as the number and assumed value of exercisable and unexercisable options held by those persons at December 31, 1997:

                                      NUMBER OF                    NUMBER OF UNEXERCISED      VALUE OF UNEXERCISED
                                       SHARES                           OPTIONS AT          IN-THE-MONEY OPTIONS AT
                                     ACQUIRED ON       VALUE         DECEMBER 31, 1997        DECEMBER 31, 1997($)
NAME                                  EXERCISE      REALIZED($)   EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE(1)
----------------------------------  -------------  -------------  -----------------------  --------------------------
Philip Rosner.....................           --             --          75,000/25,000          $   49,500/16,500
A. Gary Frumberg..................           --             --          75,000/25,000              49,500/16,500
Richard R. Higgins................           --             --              --/--                      --/--
Harvey Farber.....................           --             --          15,000/45,000                 750/750
Ronald J. Dintemann...............           --             --          56,250/43,750              40,500/13,500

------------------------

(1) Value of exercisable "in-the-money" options is equal to the difference between the closing bid price per share of the Common Stock on the TSE at December 31, 1997 (U.S. $1.30) and the option exercise price per share multiplied by the number of shares subject to options.

EMPLOYMENT AGREEMENTS

    In October 1995, the Company entered into five-year employment agreements with Messrs. Rosner and Frumberg which provide such executives with annual salaries (adjustable in accordance with the Consumer Price Index) of $235,000 and $200,000, respectively. Each agreement contains, among other things, customary termination and confidentiality provisions.

    In October 1995, the Company entered into a three-year employment agreement with Mr. Farber. Pursuant to the employment agreement, Mr. Farber is entitled to receive an annual salary of $160,000. In addition, the employment agreement provides that Mr. Farber may receive an annual bonus, payable at the sole discretion of the Company. In December 1997, the employment agreement was amended to provide that Mr. Farber will receive a base salary of $176,800 per annum commencing January 1, 1998 for the balance of the term of the agreement. Pursuant to such amendment, in 1997 the Company issued to Mr. Farber 25,000 shares of Common Stock as additional compensation.

    In December 1995, the Company entered into an employment agreement with Mr. Higgins. Pursuant to the employment agreement, Mr. Higgins is entitled to receive an annual salary of $150,000 plus an amount, each year, equal to 2% of the Company's sales produced but not generated by the Seasonings Division in that year. However, Mr. Higgins' annual compensation is not to exceed the higher of Mr. Rosner's annual compensation or $200,000. Pursuant to the Seafla Acquisition, Mr. Higgins also received an aggregate of 750,000 restricted shares of Common Stock. See "Business--History" and "Beneficial Ownership."

    In January 1996, the Company entered into a five-year employment agreement with Ronald J. Dintemann with an annual salary (adjustable in accordance with the Consumer Price Index) of $135,000 per annum. The agreement contains, among other things, customary termination and confidentiality provisions.

    On August 2, 1996, the Company entered into a three-year employment agreement with Joseph A. Gemmo to serve as the Company's Vice President and Chief Financial Officer effective August 19, 1996. Pursuant to such agreement, Mr. Gemmo is paid an annual salary of $115,000 and received an option to purchase 100,000 shares of the Company's Common Stock. In addition, the employment agreement provides that Mr. Gemmo may receive an annual bonus, payable at the sole discretion of the Company.

DESCRIPTION OF THE 1993 OPTION PLAN

    In November 1993, the Company adopted the 1993 Option Plan (the "1993 Plan") pursuant to which the Company may grant options to its employees to purchase up to 500,000 shares of Common Stock. The options granted under the 1993 Plan may be exercised during the ten year period after they are granted, at an exercise price equal to the mean between the high and low selling prices of the Company's Common Stock on the TSE on the date of grant. Options granted to any person who beneficially owns ten percent (10%) or more of the Common Stock may not be exercised until the fifth anniversary of the date of the grant and must be granted at an exercise price equal to 110% of the market price at the date of the grant.

    On April 8, 1994, the Company granted options to purchase an aggregate of 492,500 shares of Common Stock to 71 employees (the "1994 Option Grants"). Of such amount, (A) ten-year options were granted to purchase 289,500 shares of Common Stock to 66 employees in the United States (including options for 75,000 shares to Mr. Hoffmann, the Company's Secretary and Treasurer and to Mr. Dintemann, the Company's Vice President--Operations) at an exercise price of U.S. $1.38, (B) ten-year options to purchase 3,000 shares of Common Stock, in the aggregate, were granted to three employees in Canada at the equivalent exercise price of Cdn. $1.90 and (C) five-year options to purchase 100,000 shares of Common Stock at an exercise price of U.S. $1.52 were granted to each of Philip Rosner and A. Gary Frumberg, each of whom beneficially owned at least 10% of the Common Stock at the time of grant. In each instance, 25% of the options become exercisable on each of the first four anniversaries of the grant date. The options granted to Messrs. Rosner, Frumberg, Hoffmann and Dintemann constituted 71% of the options granted to the Company's employees in 1994.

    On October 30, 1995, the Board of Directors reduced the exercise prices of all outstanding options granted under the 1993 Option Plan and the 1994 Option Grants from U.S. $1.38 per share to U.S. $.58 per share with respect to options granted to employees, officers or directors of the Company who are not beneficial owners of 10% or more of the Common Stock, and from U.S. $1.52 per share to U.S. $.64 per share with respect to options granted to employees, officers and directors who beneficially owned 10% or more of the Common Stock. Such reductions were approved by the Company's stockholders in 1996.

    The Company's Board of Directors decided to reduce the exercise prices of all outstanding options in order to bring the exercise prices more in line with the then prevailing prices of the Company's Common Stock. The reduced exercise prices approved by the Company's Board of Directors were based on the downward trend in the price of the Company's Common Stock during the three quarterly periods immediately preceding the Board's decision. In addition, the reduced exercise prices are consistent with the average of the high and low selling prices of the Company's Common Stock on the TSE during the quarterly period in which such decision was made.

DESCRIPTION OF THE 1996 OPTION PLAN

    In 1996, the Board adopted the 1996 Option Plan. Under the 1996 Option Plan, the maximum number of shares of Common Stock that may be subject to options may not exceed an aggregate of 1,000,000 shares. The maximum number of shares may be adjusted in certain events, such as a stock split, reorganization or recapitalization. Employees (including officers and directors who are employees) of the Company or its subsidiaries are eligible for the grant of incentive options under the 1996 Option Plan. Directors who are not employees or officers are not eligible to receive incentive options. Options may also be granted to other persons, provided that such options shall be non-qualified options. In the event of incentive options, the aggregate fair market value of the Common Stock with respect to which such options become first exercisable by the holder during any calendar year cannot exceed $100,000. This limit does not apply to non-qualified options. To the extent an option that otherwise would be an incentive option exceeds this $100,000 threshold, it will be treated as a non-qualified option.

    The Company will receive no monetary consideration for the grant of options under the 1996 Option Plan. In the case of an incentive option, the exercise price cannot be less than the fair market value (as defined in the 1996 Option
Plan) of the Common Stock on the date the option is granted and, if an optionee is a stockholder who beneficially owns 10% or more of the outstanding Common Stock, the exercise price of incentive options may not be less than 110% of the fair market value of the Common Stock. The term of an option cannot exceed ten years and, in the case of an optionee who owns 10% or more of the outstanding Common Stock, cannot exceed five years.

    The 1996 Option Plan was adopted by the Board of Directors and was subsequently approved by the stockholders at the special meeting held on October 30, 1996. The 1996 Option Plan will terminate automatically and no options may be granted more than ten years after the date the 1996 Option Plan was approved by the Company's Board of Directors. The 1996 Option Plan may be terminated at any prior time by the Board of Directors. Termination of the 1996 Option Plan will not affect options that were granted prior to the termination date. See "Risk Factors--Effect of Exercise of Warrants; Dilution."

    As of January 16, 1998, options to purchase an aggregate of approximately 1,102,000 shares of the Common Stock were outstanding under the 1993 and 1996 Stock Option Plans.

DIRECTOR COMPENSATION

    Directors are reimbursed for reasonable expenses actually incurred in connection with attending each formal meeting of the Board of Directors or any committee thereof. In addition, each outside director of the Company is paid a $10,000 annual fee plus $500 for each formal meeting attended. For the year ended December 31, 1997, the Company's outside directors waived their annual fees.

                              BENEFICIAL OWNERSHIP

    The following table sets forth certain information as of January 16, 1998 regarding the beneficial ownership of Common Stock by (A) each person known by the Company to own beneficially more than 5% of the Common Stock, (B) each director of the Company, (C) each of the Named Executive Officers, and (D) all executive officers and directors of the Company as a group (10 persons):

                                                                       NUMBER OF SHARES
                                                                         BENEFICIALLY           PERCENTAGE
NAME                                                                       OWNED(1)         BENEFICIALLY OWNED
-------------------------------------------------------------------  --------------------  ---------------------
Philip Rosner(2)...................................................         2,258,709(3)(4)            18.1%
A. Gary Frumberg(2)................................................         1,147,199(3)              11.4%
Richard R. Higgins(2)..............................................           931,500                  7.5%
Stanley Altschuler(5)..............................................           887,280                  7.1
Richard E. Cooper(6)...............................................           787,500                  6.3
Scott Cunningham(2)................................................            20,000                    *
Sydney Stein(2)....................................................           100,000(8)                 *
Duncan Shirreff(2).................................................             1,000                    *
Ronald J. Dintemann(2).............................................           125,361(7)               1.0%
Harvey Farber(2)...................................................            44,732(9)                 *
All directors and executive officers as a group (11 persons).......         5,180,794                 41.1%

------------------------

*   Less than 1%

(1) Unless otherwise indicated, to the Company's knowledge the nature of the beneficial ownership for all shares of Common Stock listed above is sole voting and investment power.

(2) The business address of Messrs. Rosner and Frumberg is 10 Edison Street East, Amityville, New York 11701. The business address of Mr. Higgins is 999 Tech Drive, Milford, Ohio 45150. The business addresses of each of Messrs. Cunningham, Stein, Shirreff, Dintemann and Farber is c/o Technology Flavors & Fragrances, Inc., 10 Edison Street East, Amityville, New York 11701.

(3) Includes (a) 75,000 shares of Common Stock issuable upon the exercise of options granted on April 8, 1994 to each of Messrs. Rosner and Frumberg to purchase 100,000 shares of Common Stock and (b) 647,123 and 428,399 shares of Common Stock of Messrs. Rosner and Frumberg, respectively, held in escrow until October 26, 1998 pursuant to requirements imposed in connection with the Company's initial public offering in Canada under the Ontario Securities Act. The shares held in escrow generally may not be sold, transferred or pledged without the consent of the Ontario Securities Commission.

(4) Includes 36,438 shares of Common Stock held by Mr. Rosner's wife. Mr. Rosner disclaims beneficial ownership of the shares held by his wife.

(5) Mr. Altschuler directly owns and holds 287,280 shares of Common Stock. Because Altschuler owns 50% of the common stock of SGI, he is deemed to own the 600,000 shares of Common Stock underlying the SGI Warrants, as such warrants are currently exercisable. Accordingly, Mr. Altschuler is deemed to beneficially own 887,280 shares of Common Stock. Mr. Altschuler has sole voting and dispositive power over the 287,280 shares of Common Stock which he holds. Mr. Altschuler shares dispositive power over the SGI Warrants, and, upon exercise of such warrants, would share voting power over the resulting Common Stock. See "Selling Securityholders."

(6) Mr. Cooper directly owns and holds 187,500 shares of Common Stock. Because Cooper owns 50% of the common stock of SGI, he is deemed to beneficially own the 600,000 shares of Common Stock underlying the SGI Warrants as such warrants are currently exercisable. Accordingly, Mr. Cooper is deemed to beneficially own 787,500 shares of Common Stock. Mr. Cooper has sole voting and dispositive power over the 187,500 shares of Common Stock which he holds. Mr. Cooper shares dispositive power over the SGI Warrants, and, upon exercise of such warrants, would share voting power over the resulting Common Stock. See "Selling Securityholders."

(7) Includes ten-year options to purchase 56,250 shares of Common Stock granted to Mr. Dintemann on April 8, 1994 and excludes options to purchase an additional 18,750 shares that have not yet vested.

(8) Represents ten-year options to purchase 100,000 shares of Common Stock granted to Mr. Stein on April 8, 1994.

(9) Includes 15,000 shares of Common Stock issuable upon options granted to Mr. Farber.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

TRANSACTIONS WITH PRINCIPAL STOCKHOLDERS

    On December 6, 1995, the Company consummated the Seafla Acquisition. As consideration in such transaction, the Company paid $3,000,000 and issued a promissory note in the amount of $888,019. Of such amount, $177,604 was payable on January 1, 1997 and the remaining four installments were payable on each January 1 thereafter through 2001. In March 1997, the Seafla Note was amended in order to extend the Company's obligation to pay the first principal installment of $177,604 until March 31, 1998; and the remaining four installments are due on January 1 of each year through January 2002. Outstanding amounts under the Seafla Note bear interest at a rate of 12% per annum. Under the Seafla Note, as amended, the Company is required to pay the interest accrued through December 31, 1996 in nine equal monthly installments of $10,000 beginning April 15, 1997 with the final installment of $12,767 to be paid in January 1998. The Company funded the cash portion of the Seafla purchase price through a term loan in the amount of $3,500,000 with interest payable monthly at one and one-half percent above the bank's prime rate. Concurrently with the closing of the acquisition, the Company entered into a five-year employment agreement with Mr. Higgins, the President of Seafla, to be the President of the Company's Seasonings Division. See "Executive Compensation--Employment Agreements."

    In connection with the Seafla Acquisition, the Company assumed the lease of Seafla's 37,000 square foot facility in Milford, Ohio, with a term expiring in 2014. The owner of this leased facility is a partnership in which Mr. Higgins is a partner. The annual rental paid by the Company in respect of this facility is $192,000. In connection with the Seafla Acquisition, the Company obtained a report of an independent appraisal firm which concluded that the rental paid by the Company is at or very close to market value. See "Business--Description of Property."

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information regarding loans made by the Company to its directors and executive officers which were outstanding as of the end of the fiscal year ended December 31, 1997 (collectively, the "Loans"). As of January 16, 1998, the aggregate indebtedness owed to the Company pursuant to the Loans was approximately $273,880, including accrued interest thereon. The Loans are unsecured, bear interest at a rate of 8% per annum and are due in installments of principal and interest through December 31, 1999.

                       TABLE OF INDEBTEDNESS OF DIRECTORS
                       AND EXECUTIVE OFFICERS OF COMPANY

                                                                                                       AMOUNT
                                                                                    AMOUNT           OUTSTANDING
                                                                                 OUTSTANDING            AS OF
                                                                INVOLVEMENT         AS OF             JAN. 16,
NAME AND PRINCIPAL POSITION                                      OF ISSUER   DECEMBER 31, 1997(1)      1998(1)
--------------------------------------------------------------  -----------  --------------------  ---------------
Philip Rosner.................................................      Lender       $    189,981        $   189,656
A. Gary Frumberg..............................................      Lender       $     84,424        $    84,224

------------------------

(1) Includes accrued interest.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

    The Company's Certificate of Incorporation authorizes the issuance of 20.0 million shares of Common Stock, par value $0.01 per share. As of January 16, 1998, 12,374,623 shares of Common Stock were issued and outstanding. See "Selling Securityholders," "Beneficial Ownership" and "Risk Factors--Control by Existing Stockholders."

COMMON STOCK

    Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors, from time to time, out of funds legally available therefore, subject to, among other things, those factors described under the heading "Risk Factors." Upon any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, holders of Common Stock are entitled to receive pro rata all assets available for distribution to its stockholders after payment or provision for payment of debts and other liabilities of the Company. As of the date hereof, there are no preemptive or other subscription rights or redemption or sinking fund provisions with respect to the Common Stock. See "Risk Factors--Exercise of Warrants; Dilution" and "Dividend Policy."

OUTSTANDING WARRANTS AND OPTIONS

    The Class A and Class B Warrants are exercisable at anytime up to and including October 17, 2001 at $2.40 per share, and at $2.70 per share, respectively. The exercise price of the Class A and the Class B Warrants is subject to adjustment if the Company issues any additional shares of Common Stock in connection with a stock dividend, stock split, stock reclassification, consolidation, merger or other similar transaction. See "Selling Securityholders."

    The SGI Warrants are exercisable at anytime up to and including October 24, 2000 at an exercise price of $0.56 per share (subject to adjustments). The SGI Warrants are subject to redemption by the Company anytime after December 31, 1999, at a redemption price of $0.01 per warrant if the average market price of the Common Stock for 30 consecutive trading days prior to the service of the redemption notice by the Company equals or exceeds Cdn. $1.50. The Company may redeem all, but not part, of the SGI Warrants. See "Selling Securityholders."

    The North Fork Warrants are exercisable at any time up to and including September 15, 1999 at an exercise price of $2.40 per share (subject to adjustments). The North Fork Warrants include a mandatory redemption provision which requires the Company to purchase all of the North Fork Warrants for $20,000. In addition, the Company has the right at any time prior to April 7, 1998 to "call" 50,000 shares of the warrants for $50,000. See "Selling Securityholders."

    The Company has two stock option plans. As of January 16, 1998, options to purchase an aggregate of approximately 1,102,000 shares of Common Stock were issued and outstanding under such plans. See "Executive Compensation."

TRANSFER AGENT AND REGISTRAR

    The Company's transfer agents and registrars for the Common Stock are the Montreal Trust Company of Canada, Toronto, Ontario and The Bank of Nova Scotia Trust Company of New York, New York, New York.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

    The General Corporation Law of Delaware permits a corporation through its certificate of incorporation to eliminate the personal liability of its directors to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, with certain exceptions. The exceptions include breach of fiduciary duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, improper declarations of dividends and transactions from which the directors derived an improper personal benefit. The Company's Certificate of Incorporation, as amended, exonerates its directors from monetary liability to the fullest extent permitted by this statutory provision but does not restrict the availability of non-monetary and other equitable relief.

    The Company's Certificate of Incorporation, as amended, and By-laws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law.

    It is the position of the Securities and Exchange Commission that insofar as indemnification for liabilities arising under the Securities Act may be permitted for any director or officer of the Company pursuant to the foregoing provisions as a means of indemnifying any of them against such liabilities, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

    TORONTO STOCK EXCHANGE. The Company's Common Stock has been listed on the TSE since March 28, 1994 (Symbol: "TFF"). The following table sets forth the reported high and low sale prices (as reported by the TSE) for the Company's Common Stock for each calendar quarter from January 1, 1995 through December 31, 1997, in Canadian dollars and translated into U.S. dollars at the exchange rates in effect on those dates.

                                                                      HIGH                        LOW
                                                           --------------------------  --------------------------
1995
  First Quarter..........................................  Cdn. $1.90 (U.S. $1.36)     Cdn. $1.05 (U.S. $0.75)
  Second Quarter.........................................  Cdn. $1.65 (U.S. $1.05)     Cdn. $1.05 (U.S. $0.76)
  Third Quarter..........................................  Cdn. $1.25 (U.S. $0.92)     Cdn. $0.85 (U.S. $0.63)
  Fourth Quarter.........................................  Cdn. $1.35 (U.S. $0.99)     Cdn. $0.60 (U.S. $0.44)

1996
  First Quarter..........................................  Cdn. $2.45 (U.S. $1.78)     Cdn. $1.20 (U.S.$0.88)
  Second Quarter.........................................  Cdn. $3.42 (U.S. $2.50)     Cdn. $2.00 (U.S. $1.47)
  Third Quarter..........................................  Cdn. $2.95 (U.S. $2.15)     Cdn. $2.05 (U.S. $1.49)
  Fourth Quarter.........................................  Cdn. $2.68 (U.S. $1.97)     Cdn. $1.50 (U.S. $1.12)

1997
  First Quarter..........................................  Cdn. $2.25 (U.S. $1.64)     Cdn. $1.75 (U.S. $1.29)
  Second Quarter.........................................  Cdn. $2.50 (U.S. $1.80)     Cdn. $1.70 (U.S. $1.23)
  Third Quarter..........................................  Cdn. $2.83 (U.S. $2.05)     Cdn. $2.00 (U.S. $1.45)
  Fourth Quarter.........................................  Cdn. $2.69 (U.S. $1.96)     Cdn. $1.70 (U.S. $1.19)

    The closing sale price of the Common Stock on the TSE on January 16, 1998 was Cdn. $2.18 (U.S. $1.52).

    OTC BULLETIN BOARD. Information regarding the Company's Common Stock is available through the Nasdaq OTC Bulletin Board. The Company's Common Stock (Symbol: "TFFI") was first quoted on the OTC Bulletin Board on March 12, 1996. The following table sets forth the range of high and low bid quotations for the Common Stock (as reported by the OTC Bulletin Board) for each quarter with respect to the period from March 12, 1996 through December 31, 1997.

                                                                                        HIGH            LOW
                                                                                   --------------  --------------
1996
  First Quarter (from March 12, 1996)............................................  U.S. $   1.625  U.S. $   1.125
  Second Quarter.................................................................  U.S. $  2.0625  U.S. $   1.375
  Third Quarter..................................................................  U.S. $  2.0625  U.S. $    1.50
  Fourth Quarter.................................................................  U.S. $   1.875  U.S. $  1.1187

1997
  First Quarter..................................................................  U.S. $   1.625  U.S. $  1.1875
  Second Quarter.................................................................  U.S. $  1.6563  U.S. $   1.125
  Third Quarter..................................................................  U.S. $  2.0938  U.S. $  1.4688
  Fourth Quarter.................................................................  U.S. $  1.9688  U.S. $   1.125

    The closing bid price of the Common Stock on the OTC Bulletin Board, as reported by Nasdaq on January 16, 1998, was U.S. $1.56.

    At January 16, 1998, there were approximately 900 holders of record of the Company's Common Stock.

    To date, the Company has not paid any dividends on its Common Stock and does not anticipate paying dividends in the foreseeable future. The declaration and payment of dividends on the Common Stock is in the discretion of the Board of Directors and will depend on, among other things, the Company's operating results, financial condition, capital requirements, contractual restrictions or prohibitions with respect to the payment of dividends, and such other factors as the Board of Directors may deem relevant. See "Risk Factors--No Anticipated Dividends on the Common Stock" and "Dividend Policy."

                            SELLING SECURITYHOLDERS

    The following Selling Securityholders beneficially own as of January 16, 1998 and may offer hereby the number of shares of Common Stock set forth opposite their respective names (assuming that all of the Warrants are exercised in full as of January 16, 1998). The shares offered pursuant to this Prospectus may be offered, from time to time, by the Selling Securityholders named below or their nominees. The Selling Securityholders are under no obligation to sell all or any portion of their shares pursuant to this Prospectus. In addition, because the Selling Securityholders are not obligated to sell all or a portion of their shares pursuant to this Prospectus, the Company is unable to ascertain the number of shares of Common Stock that will be beneficially owned by each Selling Securityholder following the termination of the Offering.

    The Company will incur expenses in respect of this Offering in an amount estimated to be approximately $150,000 in the aggregate. Except as provided in this Prospectus (including the footnotes to the table set forth below), no Selling Securityholder has held any position or office or had any other material relationship with the Company within the past three years. The Selling Securityholders will receive all of the proceeds from the sale of the shares offered hereby. The Company will not receive any proceeds from the sale of such shares. 1,306,250 shares of the Common Stock offered hereby are issuable upon the exercise of all of the outstanding Warrants to purchase shares of Common Stock. If all of the Warrants were exercised by the Selling Securityholders for cash, the Company estimates that it would receive gross cash proceeds of approximately $2.0 million (subject to adjustment in some cases). See "Use of Proceeds" and "Plan of Distribution."

    The information in the table concerning the Selling Securityholders is based on information provided to, or known by, the Company, and assumes that all of the Warrants have been exercised in full. Information concerning the Selling Securityholders may change, from time to time, after the date of this Prospectus. See "Risk Factors--Effect of Exercise of Warrants; Dilution," "Plan of Distribution" and "Description of Capital Stock."

                                                                                           SHARES OF COMMON STOCK
                                                                 SHARES OF COMMON STOCK      OFFERED PURSUANT TO
NAME OF SELLING SECURITYHOLDER                                   OWNED PRIOR TO OFFERING          OFFERING
--------------------------------------------------------------  -------------------------  -----------------------

Laurence D. Fink(1)...........................................             35,010(2)                 35,010(2)
                                                                           12,156(3)                 12,156(3)

Bennett W. Golub(1)...........................................             35,010(2)                 35,010(2)
                                                                           12,156(3)                 12,156(3)

The High View Fund, L.P.(1)...................................            239,054                   239,354
                                                                          172,485(2)                172,485(2)
                                                                           59,891(3)                 59,891(3)

The High View Fund(1).........................................            148,601                   148,601
                                                                          172,485(2)                172,485(2)
                                                                           59,891(3)                 59,891(3)

The Robert S. Kapito Family Trust(1)..........................             35,010(2)                 35,010(2)
                                                                           12,156(3)                 12,156(3)

North Fork Bank(4)............................................            100,000                   100,000

Strategic Growth International, Inc.(5).......................            600,000                   600,000

                                                   (FOOTNOTES ON FOLLOWING PAGE)

------------------------

(1) In 1996, the Company consummated a financing with the Selling Securityholders which provided for the issuance of (i) $1,500,000 principal amount of 9% Convertible Subordinated Notes due October 17, 1998, (ii) Class A Warrants to purchase an aggregate of 450,000 shares of Common Stock, and
    (iii) Class B Warrants to purchase an aggregate of 156,250 shares of Common Stock. The Class A Warrants and Class B Warrants are exercisable into shares of Common Stock at $2.40 and $2.70 per share, respectively, subject to adjustments under certain circumstances pursuant to the financing. On October 16, 1997, the Company converted one-half of the Notes into 387,655 shares of Common Stock based upon the weighted average share price during the preceding ten trading days prior to closing, which are being offered for sale pursuant to this Prospectus. See "Management's Discussion and Analysis," "Business--History" and "Description of Capital Stock."

   In December 1997, Messrs. Fink and Golub and The Robert S. Kapito Family
    Trust each transferred 30,151 shares of Common Stock received by such persons in respect to the conversion of the Notes to The High View Fund, L.P.

(2) Represents shares of Common Stock issuable upon exercise of the Class A Warrants.

(3) Represents shares of Common Stock issuable upon exercise of the Class B Warrants.

(4) Prior to October 1997, North Fork Bank was the Company's principal lender. In April 1997, the Company and North Fork entered into a waiver and in connection therewith received the North Fork Warrants. See "Management's Discussion and Analysis--Liquidity and Capital Resources."

(5) In October 1995, the Company entered into a one-year consulting agreement with Strategic Growth International, Inc. ("SGI"), pursuant to which SGI, on behalf of the Company, agreed to (a) arrange and conduct meetings with the professional investment community and investor groups, (b) develop and implement a comprehensive investor relations program, and (c) provide professional staff services to assist the Company in carrying out its programs and objectives (the "Consulting Agreement"). Under the Consulting Agreement, the Company paid to SGI a retainer fee of $8,000 per month plus reasonable expenses and issued to SGI the SGI Warrants.

   In October 1996, the Consulting Agreement expired by its terms. The Company continued to engage SGI on a month to month basis, pursuant to the terms of the agreement, subject to cancellation at any time. On October 28, 1997, the Company terminated the consulting arrangement.

   In December 1997, SGI exercised the SGI Warrant to purchase 5,000 shares of the Company's Common Stock.

                              PLAN OF DISTRIBUTION

    All of the shares of Common Stock offered hereby are being offered on behalf of the Selling Securityholders. The Company will not receive any proceeds from the sale of the shares. However, 1,306,250 shares of the Common Stock offered hereby are issuable upon the exercise of all of the Warrants. If all of the Warrants are exercised by the Selling Securityholders for cash, the Company estimates that it would receive gross cash proceeds of approximately $2.0 million.

    The sale of the shares of Common Stock may be effected directly to purchasers by the Selling Securityholders as principals or through one or more underwriters, brokers, dealers or agents, from time to time, in one or more transactions (which may involve block transactions). Any sales of the shares may be effected in one or more transactions on the Toronto Stock Exchange, the Nasdaq OTC Bulletin Board, in negotiated transactions or in a combination of such transactions. The shares may be sold at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. If the Selling Securityholders effect sales through underwriters, brokers, dealers or agents, such firms may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholders or the purchasers of the shares for whom they may act as agent, principal or both. Those persons who act as broker-dealers or underwriters in connection with the sale of the shares will be selected by the Selling Securityholders and may have other business relationships with, and perform services for, the Company. Any Selling Securityholder, underwriter or broker-dealer who participates in the sale of the shares may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act. Any commissions received by any underwriter or broker-dealer and any profit on any resale of the shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act.

    The anti-manipulation provisions of Rules 101 through 104 under the Exchange Act may apply to purchases and sales of shares of Common Stock by the Selling Securityholders. In addition, there are restrictions on market-making activities by persons engaged in the distribution of the Common Stock.

    Under the securities laws of certain states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be able to be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

    The Company will incur expenses incident to the registration, offering and sale of the shares of Common Stock pursuant to this Offering. The Company has also agreed to indemnify Selling Securityholders, their partners, officers, directors and each of their controlling persons, if any, against certain liabilities, including liabilities under the Securities Act. The Company estimates that its expenses in connection with the Offering will be approximately $150,000 in the aggregate.

    The Company has advised the Selling Securityholders that if a particular offer of shares is to be made on terms constituting a material change from the information set forth above then to the extent required, a Prospectus Supplement must be distributed setting forth such terms and related information. See "Risk Factors--State Registration Required for Sales of Shares" and "Selling Securityholders."

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Baer Marks & Upham LLP, New York, New York.

                                    EXPERTS

    The consolidated financial statements of the Company as of December 31, 1996 and for the year then ended, appearing in this Prospectus and Registration Statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The consolidated balance sheet of Technology Flavors & Fragrances, Inc. as of December 31, 1995 and the consolidated statements of operations, shareholders' equity and cash flows for the year then ended included in this Prospectus, have been included herein in reliance on the report of Coopers and Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

    The financial statements of the Seafin (a division of Technology Flavors & Fragrances, Inc.) as of December 31, 1995 and for the period then ended, included in this Prospectus, have been included herein in reliance on the report of Tabb, Conigliaro & McGann, P.C. independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission under the Securities Act a Registration Statement on Form SB-2 (the "Registration Statement"), of which this Prospectus is a part, with respect to the shares offered hereby via the Electronic Data Gathering Analysis and Retrieval system ("EDGAR") and may be found on the Securities and Exchange Commission's web site at http:// www.sec.gov. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules as permitted by the rules and regulations of the Securities and Exchange Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to herein are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement or in a filing incorporated by reference herein, reference is made to the exhibit for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by this reference.

    The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files certain periodic reports, proxy statements and other information with the Securities and Exchange Commission. Reports and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at its principal offices located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the following regional offices of the Securities and Exchange Commission: Seven World Trade Center, 13th Floor, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60601. Copies of such material may be obtained by mail from the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Electronic filings made via EDGAR are publicly available through the Commission's web site referenced above. In addition, material filed by the Company can be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006 and at the offices of the Toronto Stock Exchange, the Exchange Tower, 2 First Canadian Place, Toronto, ON M5X 1J2, Canada.

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                          PAGE NO.
                                                                                                          ---------
YEARS ENDED DECEMBER 31, 1996 AND DECEMBER 31, 1995
Report of Ernst & Young LLP, Independent Auditors.......................................................        F-2
Report of Coopers and Lybrand L.L.P., Independent Accountants...........................................        F-3
Report of Tabb, Conigliaro & McGann, P.C., Independent Auditors.........................................        F-4
Consolidated Balance Sheets as at December 31, 1996 and December 31, 1995...............................        F-5
Consolidated Statements of Operations for the years ended December 31, 1996 and
  December 31, 1995.....................................................................................        F-6
Consolidated Statements of Stockholders' Equity for the years ended December 31, 1996
  and December 31, 1995.................................................................................        F-7
Consolidated Statements of Cash Flows for the years ended December 31, 1996 and December 31, 1995.......        F-8
Notes to Consolidated Financial Statements for the years ended December 31, 1996 and December 31,
  1995..................................................................................................       F-10

NINE MONTHS ENDED SEPTEMBER 30, 1997 AND SEPTEMBER 30, 1996
Consolidated Balance Sheets as at September 30, 1997 and September 30, 1996 (Unaudited).................       F-22
Consolidated Statements of Operations for the three and nine months ended September 30, 1997 and
  September 30, 1996 (Unaudited)........................................................................       F-23
Consolidated Statements of Cash Flows for the three and nine months ended September 30, 1997 and
  September 30, 1996 (Unaudited)........................................................................       F-24
Notes to Unaudited Consolidated Financial Statements for the three and nine months ended September 30,
  1997 and September 30, 1996...........................................................................       F-25

                         REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors
Technology Flavors & Fragrances, Inc.

We have audited the accompanying consolidated balance sheet of Technology Flavors & Fragrances, Inc. and Subsidiary as of December 31, 1996 and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Since the date of completion of our audit of the accompanying financial statements and initial issuance of our report thereon dated March 25, 1997, except for Note 10, as to which the date is April 7, 1997, management of the Company, as discussed in Note 16, believes, based upon available information, that the Company is in violation of two financial covenants contained in its credit agreement. Management and the Company's lender are in the process of discussing (i) a restructuring of the New Facility to provide additional flexibility with respect to certain covenants, and (ii) the granting of waivers for such covenant violations.

In our opinion, the 1996 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Technology Flavors & Fragrances, Inc. and Subsidiary at December 31, 1996 and the consolidated results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Melville, New York
March 25, 1997, except for
 Note 10, as to which the
 date is April 7, 1997 and
 Note 16, as to which the
 date is January 19, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS

To The Board of Directors and Stockholders of
Technology Flavors & Fragrances, Inc.

We have audited the accompanying consolidated balance sheet of Technology Flavors & Fragrances, Inc. as of December 31, 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. We did not audit the financial statements of the Company's wholly-owned Seafla Division acquired on December 6, 1995, which statements reflect total assets of $4,442,721 as of December 31, 1995, and total revenues of $310,299 for the period December 6, 1995 through December 31, 1995. Those statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for the Seafla Division, is based solely on the report of the other auditors.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit, and the report of the other auditors, provide a reasonable basis for our opinion.

In our opinion, based on our audit and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Technology Flavors & Fragrances, Inc. as of December 31, 1995, and the consolidated results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

                                          /s/ COOPERS & LYBRAND L.L.P.

Melville, New York
March 25, 1996

To the Board of Directors
Technology Flavors & Fragrances, Inc.
Amityville, NY

                          INDEPENDENT AUDITORS' REPORT

    We have audited the balance sheet of Seafla (a division of Technology Flavors & Fragrances, Inc.) as of December 31, 1995 and the related statements of income and cash flows for the period from inception (December 7, 1995) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Seafla at December 31, 1995, and the results of its operations and its cash flows for the period from inception (December 7, 1995) to December 31, 1995, in conformity with generally accepted accounting principles.

                                          /s/ TABB, CONIGLIARO & McGANN, P.C.

New York, NY
March 1, 1996

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                           AT DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1996           1995
                                                                                     -------------  -------------
                                                     ASSETS
Current assets:
  Cash and cash equivalents........................................................  $     233,566  $     467,134
  Receivables (less allowance for doubtful accounts of $150,000 in 1996 and
    $139,000 in 1995) (Note 4).....................................................      3,529,997      2,653,731
  Inventories (Note 5).............................................................      4,025,586      3,420,254
  Prepaid expenses and other current assets........................................         97,617        195,287
                                                                                     -------------  -------------
    Total current assets...........................................................      7,886,766      6,736,406

Fixed assets, net (Note 6).........................................................      1,401,062      1,480,101
Intangible assets, net (Note 7)....................................................      6,205,754      6,812,137
Other assets.......................................................................        328,670        387,787
Notes receivable from related parties (Note 8).....................................        281,011        316,774
                                                                                     -------------  -------------
    Total assets...................................................................  $  16,103,263  $  15,733,205
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                                                   LIABILITIES
Current liabilities:
  Accounts payable.................................................................  $   2,907,558  $   2,318,968
  Accrued expenses.................................................................        939,636        288,245
  Notes payable (Note 9)...........................................................       --            1,100,000
  Current portion of long-term debt (Note 10)......................................         19,078         52,000
                                                                                     -------------  -------------
    Total current liabilities......................................................      3,866,272      3,759,213
Long-term debt (Note 10)...........................................................      6,840,529      4,388,019
Deferred rent payable..............................................................         22,007         12,479
                                                                                     -------------  -------------
                                                                                        10,728,808      8,159,711
Commitments (Note 12)

                                              STOCKHOLDERS' EQUITY
Common stock:
  $.01 par value, authorized 20,000,000 shares, issued 11,993,406 and 12,166,706
    shares, respectively...........................................................        119,934        121,667
Paid-in capital....................................................................      9,409,706      9,457,251
Accumulated deficit................................................................     (3,827,890)    (1,290,277)
Unearned compensation arising from stock awards....................................       (317,295)      (398,306)
Treasury stock at cost--36,438 and 409,738 shares of common stock, respectively....        (10,000)      (316,841)
                                                                                     -------------  -------------
      Total stockholders' equity...................................................      5,374,455      7,573,494
                                                                                     -------------  -------------
      Total liabilities and stockholders' equity...................................  $  16,103,263  $  15,733,205
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            See accompanying notes.

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                         FOR THE YEARS ENDED
                                                                                             DECEMBER 31,
                                                                                     ----------------------------
                                                                                         1996           1995
                                                                                     -------------  -------------
Net sales..........................................................................  $  21,017,960  $  15,191,848
Cost of sales......................................................................     13,155,260      9,358,590
                                                                                     -------------  -------------
      Gross profit.................................................................      7,862,700      5,833,258
                                                                                     -------------  -------------
Operating expenses:
  Selling..........................................................................      3,543,130      2,457,955
  General and administrative.......................................................      3,491,452      2,012,015
  Research and development.........................................................      1,971,770      1,145,854
  Amortization expense.............................................................        833,427        449,401
                                                                                     -------------  -------------
      Total operating expenses.....................................................      9,839,779      6,065,225
                                                                                     -------------  -------------
Loss from operations...............................................................     (1,977,079)      (231,967)
Interest expense, net..............................................................       (557,660)      (114,656)
                                                                                     -------------  -------------
Loss before provision for income taxes.............................................     (2,534,739)      (346,623)
Provision for income taxes.........................................................         (2,874)       (19,906)
                                                                                     -------------  -------------
Net loss...........................................................................  $  (2,537,613) $    (366,529)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Net loss per common share..........................................................  $        (.21) $        (.03)
                                                                                     -------------  -------------
                                                                                     -------------  -------------
Weighted average shares outstanding................................................     11,864,345     11,195,465
                                                                                     -------------  -------------
                                                                                     -------------  -------------

                            See accompanying notes.

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

                                                                                UNEARNED
                                   COMMON STOCK                               COMPENSATION      TREASURY STOCK
                               --------------------   PAID-IN   (ACCUMULATED  ARISING FROM   --------------------
                                SHARES     AMOUNT     CAPITAL     DEFICIT)    STOCK AWARDS    SHARES     AMOUNT      TOTAL
                               ---------  ---------  ---------  ------------  -------------  ---------  ---------  ---------

Balance at December 31,
  1994.......................  11,316,706 $ 113,167  $8,957,501  $ (923,748)                   (36,438) $ (10,000) $8,136,920

  Shares issued upon exercise
    of stock options.........    100,000      1,000     43,000                                                        44,000
  Shares issued in connection
    with stock award.........    750,000      7,500    396,750                  $(404,250)
  Amortization of unearned
    compensation.............                                                       5,944                              5,944
  Warrants issued for
    services.................                           60,000                                                        60,000
  Purchase of treasury
    stock....................                                                                 (373,300)  (306,841)  (306,841)
  Net loss...................                                      (366,529)                                        (366,529)
                               ---------  ---------  ---------  ------------  -------------  ---------  ---------  ---------
Balance at December 31,
  1995.......................  12,166,706   121,667  9,457,251   (1,290,277)     (398,306)    (409,738)  (316,841) 7,573,494

  Shares issued in connection
    with convertible debt
    financing................    100,000      1,000    105,063                                                       106,063
  Shares issued to broker in
    connection with Seafla
    acquisition..............    100,000      1,000    150,500                                                       151,500
  Amortization of unearned
    compensation.............                                                      81,011                             81,011
  Cancellation of treasury
    stock....................   (373,300)    (3,733)  (303,108)                                373,300    306,841
  Net loss...................                                    (2,537,613)                                       (2,537,613)
                               ---------  ---------  ---------  ------------  -------------  ---------  ---------  ---------
Balance at December 31,
  1996.......................  11,993,406 $ 119,934  $9,409,706  $(3,827,890)   $(317,295)     (36,438) $ (10,000) $5,374,455
                               ---------  ---------  ---------  ------------  -------------  ---------  ---------  ---------
                               ---------  ---------  ---------  ------------  -------------  ---------  ---------  ---------

                            See accompanying notes.

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                          FOR THE YEARS ENDED
                                                                                              DECEMBER 31,
                                                                                      ----------------------------
                                                                                          1996           1995
                                                                                      -------------  -------------
Cash flows from operating activities:
  Net loss..........................................................................  $  (2,537,613) $    (366,529)
  Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
    Depreciation and amortization...................................................      1,146,126        713,457
    Provision for bad debts.........................................................        150,664        123,100
    Deferred rent...................................................................          9,528          6,277
    Changes in assets and liabilities, net of effects of acquired business in 1995:
      Accounts receivable...........................................................     (1,026,930)      (547,966)
      Inventories...................................................................       (605,332)      (179,492)
      Prepaid expenses and other current assets.....................................         47,670        122,826
      Other assets..................................................................       (190,874)       (57,394)
      Accounts payable..............................................................        740,090        342,905
      Accrued expenses..............................................................        651,391       (127,545)
                                                                                      -------------  -------------
    Net cash (used in) provided by operating activities.............................     (1,615,280)        29,639
                                                                                      -------------  -------------
Cash flows from investing activities:
  Purchase of fixed assets..........................................................       (137,072)       (44,537)
  Notes receivable..................................................................         35,763       (190,256)
  Decrease (increase) in cash surrender value of life insurance policy..............        307,785        (55,355)
  Acquisition of Seafla, Inc........................................................        (47,764)    (3,000,000)
  Cash acquired in Seafla acquisition...............................................       --               86,125
                                                                                      -------------  -------------
    Net cash provided by (used in) investing activities.............................        158,712     (3,204,023)
                                                                                      -------------  -------------
Cash flows from financing activities:
  Proceeds from convertible debt financing..........................................      1,500,000       --
  Proceeds from long-term bank debt.................................................       --            3,500,000
  Issuance of common stock..........................................................       --               44,000
  Repayment of long-term debt.......................................................       (277,000)      (101,333)
  Purchase of treasury stock........................................................       --             (306,841)
                                                                                      -------------  -------------
    Net cash provided by financing activities.......................................      1,223,000      3,135,826
                                                                                      -------------  -------------
Decrease in cash....................................................................       (233,568)       (38,558)
Cash--beginning of year.............................................................        467,134        505,692
                                                                                      -------------  -------------
Cash--end of year...................................................................  $     233,566  $     467,134
                                                                                      -------------  -------------
                                                                                      -------------  -------------

Supplemental information:
  Cash paid during the period for interest..........................................  $     476,000  $     103,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------
  Cash paid during the period for income taxes......................................  $    --        $       4,000
                                                                                      -------------  -------------
                                                                                      -------------  -------------

                            See accompanying notes.

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

Supplemental disclosures of non-cash investing and financing activities:

    Equipment acquired under a capital lease obligation amounted to $97,000 in 1996.

        In October 1996, the Company issued 100,000 shares of Common Stock valued at $100,000 to a broker and issued 606,250 warrants to the Convertible Note holders in connection with a convertible debt financing. (See Note 10.)

        In February 1996, the Company issued 100,000 shares of Common Stock valued at $152,000 for services performed by a broker in connection with the Company's December 1995 acquisition of Seafla, Inc. The issuance of shares was in lieu of payment which had previously been accrued at December 31, 1995.

        During 1995, the Company issued stock to an employee and recorded unearned compensation aggregating $404,000.

        In December 1995, the Company purchased the net assets of Seafla, Inc. for cash and the issuance of a note payable for $888,019. Expenses of $246,607 were accrued at December 31, 1995. (See Note 3.)

        During 1995, the Company issued warrants with a value of $60,000 to a service provider.

                              See accompanying notes.

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

1. BACKGROUND AND DESCRIPTION OF BUSINESS

    Technology Flavors & Fragrances, Inc. (the "Company") is a manufacturer of flavor, fragrance and seasoning products used to provide or enhance flavors or fragrances in a wide variety of consumer and industrial products.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

INVENTORIES

    Inventories are stated at the lower of cost, determined using the first-in, first-out method, or market. The cost of raw materials is determined on the specific identification method.

FIXED ASSETS

    Machinery and equipment are recorded at cost and depreciated over their estimated useful lives ranging from 5 to 10 years, using the straight-line method. Leasehold improvements are amortized over the shorter of the lease term or estimated useful life of the assets. Maintenance and repairs are charged to expense as incurred and renewals and improvements, which extend the life of the assets, are capitalized.

    If events or changes in circumstances indicate that the carrying value of the Company's long-lived assets may not be recovered, the Company estimates the future net cash flows expected to result from the use of the asset. If this net cash flow is less than the carrying value, the Company will recognize an impairment loss. No such impairment loss has been recognized for any period presented.

INTANGIBLE ASSETS

    Amortization of intangible assets is provided on the straight-line method over the estimated useful lives of the assets. Annually, the Company assesses the realizability of its capitalized formulations based upon the yearly level of product utilization and forecasted sales data (see Note 7).

RESEARCH AND DEVELOPMENT COSTS

    Research and development costs are expensed as incurred.

INCOME TAXES

    The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount currently estimated to be realized.

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
FOREIGN CURRENCY TRANSLATION

    The financial position and results of operations of the Company's Canadian subsidiary are measured using local currency as the functional currency. Balance sheet accounts are translated at the end of year exchange rate, and income statement accounts are translated at the average rate of exchange prevailing during the year. Translation adjustments arising from differences in exchange rates between years are not material.

NET LOSS PER COMMON SHARE

    Net loss per common share is based on the weighted average number of common shares outstanding in each period. The effect of including shares issuable upon the assumed exercise of outstanding options and warrants or the conversion of the subordinated note would be anti-dilative and, therefore, such effects have not been included in the computation of net loss per share.

UNEARNED COMPENSATION

    Unearned compensation is recorded as a separate component of stockholders' equity for the fair market value of the shares at time of issuance and are charged on a straight-line basis to general and administrative expenses over the related vesting periods.

REVENUE RECOGNITION

    The Company recognizes revenue when inventory is shipped and title legally transfers to the purchaser.

ADVERTISING COSTS

    The Company expenses advertising costs as incurred. Advertising costs were approximately $175,000 in 1996 and $14,000 in 1995.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    Cash and cash equivalents, notes receivable and long-term debt are reflected in the accompanying consolidated balance sheets at amounts considered by management to reasonably approximate fair value. The Company estimates the fair value of its fixed rate note receivable and long-term debt by using a discounted cash flow analysis.

RECLASSIFICATION

    Certain prior year amounts have been reclassified in the financial statements to be consistent with the current year presentation.

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

3. ACQUISITIONS

SEAFLA, INC.

    Effective December 6, 1995, the Company acquired all of the assets and assumed all of the liabilities of Seafla, Inc. ("Seafla") for $3,000,000 in cash and a promissory note in the principal amount of $888,019 (see Note 10). Seafla manufactures and distributes food seasonings and flavorings principally in the midwest region of the United States. The acquisition has been accounted for by the purchase method of accounting. The results of operations of Seafla are included in the Company's statement of operations from the date of acquisition.

    The total cost of the acquisition of $4,134,626, including expenses of $246,607, was allocated on the basis of the fair value of assets acquired and liabilities assumed and incurred. Approximately $1,416,000 was allocated to tangible assets and $294,000 was allocated to liabilities. The excess of the purchase price over the fair value of assets and liabilities assumed and incurred of $3,012,478 was allocated to the following intangible assets:

Formulations....................................................  $1,750,000
Goodwill........................................................    987,478
Covenant not to compete.........................................    150,000
Customer list...................................................    100,000
Trademarks......................................................     25,000

    These intangible assets are being amortized on a straight-line basis over their respective lives (see Note 7).

    The unaudited pro forma financial information set forth below is based upon the Company's historical consolidated statement of operations for the year ended December 31, 1995, adjusted to give effect to the acquisition of Seafla as if it occurred on January 1, 1995:

Net sales......................................................  $19,085,212
Net loss.......................................................  $ (929,070)
Net loss per share.............................................  $    ( .08)

    The unaudited pro forma information is presented for informational purposes only and may not be indicative of what actual results of operations would have been had the acquisition occurred on January 1, 1995, nor does it purport to represent the results of operations for future periods.

F & C INTERNATIONAL, INC.

    In July 1993, the Company purchased certain assets which included customer lists and product formulas of F & C International, Inc.'s Fragrance Division and a 5-year covenant not to compete for approximately $4,700,000 in cash. The assets purchased include certain tangible assets with a fair market value of $388,000, with the balance assigned to intangible assets to be amortized over 13 years, commencing August 1, 1993.

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

4. RECEIVABLES

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1996          1995
                                                                   ------------  ------------
Trade............................................................   $3,222,157    $2,472,482
Alcohol drawbacks................................................      154,430       165,726
Other............................................................      153,410        15,523
                                                                   ------------  ------------
                                                                    $3,529,997    $2,653,731
                                                                   ------------  ------------
                                                                   ------------  ------------

    In 1996 and 1995, the allowance for doubtful accounts increased by an additional provision of $151,000 and $123,000, respectively, and was reduced by bad debt write-offs of $140,000 and $66,000, respectively.

5. INVENTORIES

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1996          1995
                                                                   ------------  ------------
Raw materials....................................................   $3,145,743    $2,333,653
Finished goods...................................................      879,843     1,086,601
                                                                   ------------  ------------
                                                                    $4,025,586    $3,420,254
                                                                   ------------  ------------
                                                                   ------------  ------------

6. FIXED ASSETS

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1996          1995
                                                                   ------------  ------------
Machinery and equipment..........................................   $1,595,536    $1,521,465
Leasehold improvements...........................................      685,596       640,349
Furniture and fixtures...........................................      584,918       473,343
                                                                   ------------  ------------
                                                                     2,866,050     2,635,157
Less: accumulated depreciation and amortization..................   (1,464,988)   (1,155,056)
                                                                   ------------  ------------
                                                                    $1,401,062    $1,480,101
                                                                   ------------  ------------
                                                                   ------------  ------------

    Depreciation and amortization expense relating to fixed assets for the years ended December 31, 1996 and 1995 was approximately $313,000 and $249,000, respectively.

7. INTANGIBLE ASSETS

                                                     AMORTIZATION    DECEMBER 31,   DECEMBER 31,
                                                        PERIOD           1996           1995
                                                    ---------------  -------------  -------------
Goodwill..........................................            15     $   1,025,591  $     987,478
Formulations......................................          5-13         6,242,959      6,299,294
Organization costs................................             5            44,640         77,520
Customer lists....................................          5-13           360,000        360,000
Non-compete covenants.............................             4           150,000        355,000
Trademarks........................................             5            39,095         39,095
                                                                     -------------  -------------
                                                                         7,862,285      8,118,387
Less: accumulated amortization....................                      (1,656,531)    (1,306,250)
                                                                     -------------  -------------
                                                                     $   6,205,754  $   6,812,137
                                                                     -------------  -------------
                                                                     -------------  -------------

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

7. INTANGIBLE ASSETS (CONTINUED)
    Amortization expense relating to intangible assets for the years ended December 31, 1996 and 1995 was approximately $654,000 and $449,000, respectively.

8. NOTES RECEIVABLE FROM RELATED PARTIES

    Notes receivable from related parties consist of amounts owed by two executives and principal shareholders of the Company. The notes bear interest at 8% per annum and are due in monthly installments of principal and interest through December 31, 1999.

9. NOTES PAYABLE

    The Company had a line of credit from a bank for borrowings up to $2,000,000 at an interest rate based on the bank's prime lending rate plus 1/2% per annum. As of December 31, 1995, $1,100,000 was outstanding under this facility. During October 1996, this arrangement was consolidated into a long-term revolving credit line facility (see Note 10).

10. LONG-TERM DEBT

                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1996          1995
                                                                   ------------  ------------
Revolving credit line borrowings bearing interest at 1 1/4% above the bank's prime rate (8% at December 31, 1996) maturing
  January 1999(a)................................................   $4,375,000    $3,500,000
Convertible subordinated notes payable bearing interest at 9% per
  annum maturing October 1998(b).................................    1,500,000        --
Note payable to the former Seafla shareholder bearing interest at
  12% per annum payable in five equal annual installments
  commencing March 1998(c).......................................      888,019       888,019
Capital leases...................................................       96,588        --
Notes payable to former stockholders.............................       --            12,000
Non compete liability to former shareholders.....................       --            40,000
                                                                   ------------  ------------
                                                                     6,859,607     4,440,019
    Less: current maturities.....................................       19,078        52,000
                                                                   ------------  ------------
                                                                    $6,840,529    $4,388,019
                                                                   ------------  ------------
                                                                   ------------  ------------

    (a) On October 22, 1996, the Company consolidated its existing $3,500,000 bank term loan and its $2,000,000 revolving line of credit into a $5,500,000 revolving credit line. Outstanding borrowings under the credit line are secured by substantially all of the assets of the Company. The credit line requires the maintenance of specified levels of tangible net worth, working capital and limits on capital expenditures. On April 7, 1997, the bank waived certain covenant provisions for 1996 and amended a covenant provision for 1997.

    On April 7, 1997, in connection with the 1996 waivers and 1997 amendment, the Company issued to the bank warrants to purchase 100,000 shares of the Company's common stock at a price of $2.40 per share, subject to approval of the TSE. The expiration of the warrants coincides with the expiration date of

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

10. LONG-TERM DEBT (CONTINUED)
the revolving credit line, January 15, 1999; however, if the credit line's maturity is extended for any reason, including any renewals, the expiration of the warrants will be automatically extended, but not to exceed 5-years from date of issuance. The warrants contain a "put" provision which will give the bank the right to require that the Company purchase the warrants from the bank for $20,000.

    The bank's "put" period will be for 120 days, to begin on the first anniversary of the issuance of the warrants. The warrants contain anti-dilution provisions and other benefits provided to the Convertible Subordinated Note holders (see (b) below) in their warrants. The Company has the right at any time prior to April 7, 1998 to "call" 50,000 of the warrants by paying the bank $20,000. The "call" provision will be valid up to the first anniversary of the issuance of the warrants. Should the Company exercise its "call" rights, the bank will retain its right to "put" the remaining balance of the warrants to the Company and be paid a fee of $10,000. In addition, the bank is requiring the Company to exercise its option to convert the Convertible Subordinated Notes into Common Stock pursuant to the terms of the financing agreement prior to October 17, 1997.

    (b) On October 17, 1996, the Company consummated a $1,500,000 Convertible Subordinated Notes financing together with the issuance of stock purchase warrants (see Note 13). The Notes are secured by liens on substantially all of the assets of the Company and are convertible into shares of common stock, at the option of the Company, at any time on or prior to October 16, 1997, at a conversion price equal to the average market price for the ten trading days immediately preceding the date of determination. From October 17, 1997 to maturity, the Notes are convertible into shares of common stock, at the option of the holders, at a conversion price equal to the greater of the market price, as defined, at that time or the floor price of $1.50 per share, subject to adjustments under certain circumstances as defined in the agreement. As described in paragraph (a) above, the Company is required to exercise its option to convert all of the Convertible Subordinated Notes to Common Stock prior to October 17, 1997.

    (c) In connection with the acquisition of Seafla, Inc. in December 1995, the Company issued a promissory note of $888,019 payable in five annual installments of $177,604 plus accrued interest, commencing January 1, 1997. In March 1997, the note was amended to delay the initial principal payment plus accrued interest for 1997 until March 31, 1998, while the accrued interest through December 31, 1996 is payable in monthly installments from April 1997 through January 1998. The remaining four principal installments plus accrued interest shall be payable on the first day of January of each succeeding year after the initial March 1998 payment until January 1, 2002.

11. INCOME TAXES

    The income tax provision for the years ended December 31, 1996 and 1995 represents current state income taxes.

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

11. INCOME TAXES (CONTINUED)
    A reconciliation of the income tax provision (benefit) at the statutory rate to income tax expense at the Company's annualized estimated effective tax rate for the years ended December 31, 1996 and 1995 is as follows:

                                                                         1996         1995
                                                                      -----------  -----------
Computed tax at federal statutory rate..............................  $  (861,811) $  (114,381)
State and local income taxes--net of federal tax benefit............        1,897        9,345
Non-deductible officers' life insurance premiums and travel and
  entertainment expenses............................................       33,784       11,473
Limitation on net operating loss carry-forward......................      787,766      113,469
Other...............................................................       41,238      --
                                                                      -----------  -----------
Provision for income taxes..........................................  $     2,874  $    19,906
                                                                      -----------  -----------
                                                                      -----------  -----------

    The components of deferred taxes as of December 31, 1996 and 1995 are as follows:

                                                                        1996          1995
                                                                    -------------  -----------
Deferred tax assets
  Accounts receivable.............................................  $      57,000  $    52,820
  Capitalized inventory costs.....................................         68,537       36,788
  Depreciation....................................................          3,079       12,546
  Amortization....................................................         25,049       72,059
  Straight-line rent..............................................          8,363        4,750
  Net operating loss carryforward.................................      1,271,055      379,148
                                                                    -------------  -----------
                                                                        1,433,083      558,111
Valuation allowance...............................................     (1,433,083)    (558,111)
                                                                    -------------  -----------
Net deferred tax asset............................................  $    --        $   --
                                                                    -------------  -----------
                                                                    -------------  -----------

    The Company has net operating loss carryforwards of approximately $3,345,000 which expire at various dates through 2012.

12. COMMITMENTS

LEASE OBLIGATIONS

    During 1994, the Company received a rent abatement of $150,000 relating to its Amityville, New York facility. As a result of the abatement, the Company paid no rent for the first six months of the lease term and paid reduced rent for the next seventeen months. The lease includes a provision for annual increases in rental payments. The Company has recorded rent expense under the straight-line method based on the minimum rent payable over the 12-year period of the lease.

    In connection with the Company's acquisition of Seafla, the Company assumed the lease of Seafla's 37,000 square foot facility in Milford, Ohio. The owner of this facility is a partnership in which Mr. Richard Higgins, the Company's Senior Vice President, is a partner. The annual rental paid by the Company for this facility is $192,000. The Company has an option to purchase the manufacturing facility on or before

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

12. COMMITMENTS (CONTINUED)
December 6, 2000. If the option is exercised within the first two years, the purchase price will be $1,600,000. If the option is exercised within the last three years, the purchase price will be the fair market value of the property determined by independent appraisers.

    Future minimum commitments under noncancelable operating leases as well as the lease on the Seafla facility, which the Company has the option to purchase at fair value, are as follows:

                                   YEAR ENDED
                                  DECEMBER 31,
--------------------------------------------------------------------------------
1997............................................................................  $    523,680
1998............................................................................       452,288
1999............................................................................       385,207
2000............................................................................       334,571
2001............................................................................       329,360
Thereafter......................................................................     3,066,272

    Rental expense charged to operations for the years ended December 31, 1996 and 1995 was $606,022 and $374,855, respectively, of which approximately $192,000 and $16,000 was paid to a related party in 1996 and 1995, respectively.

EMPLOYMENT CONTRACTS

    The Company is obligated under employment contracts, providing for annual compensation, expiring on various dates through December 2000. Certain contracts also call for additional compensation based on sales volumes.

    Future fixed compensation under these contracts, not including commissions based upon sales volume, as of December 31, 1996 is as follows:

                                   YEAR ENDED
                                  DECEMBER 31,
                                 -------------
1997............................................................................  $  1,465,000
1998............................................................................     1,232,500
1999............................................................................     1,057,100
2000............................................................................       859,000

13. STOCKHOLDERS' EQUITY

WARRANTS/STOCK GRANTS

    In October 1996, the Company consummated a financing which provided for the issuance of $1,500,000 of Convertible Subordinated Notes (see Note 10) together with Class A Stock Purchase Warrants, which entitle the holders to purchase an aggregate of 450,000 shares of Common Stock, and Class B Warrants to purchase an aggregate of 156,250 shares of Common Stock. The Class A and Class B Warrants, which expire in 5 years, are exercisable into shares of Common Stock at exercise prices of $2.40 per share and $2.70 per share, respectively, subject to adjustments under certain circumstances pursuant to the financing. The value received for these warrants of $6,063 was credited to paid-in capital in 1996.

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

13. STOCKHOLDERS' EQUITY (CONTINUED)
    In October 1996, the Company issued 100,000 shares of Common Stock to a broker in connection with the financing for the Company's Convertible Subordinated Notes. The value associated with these shares of Common Stock is approximately $100,000.

    In February 1996, the Company issued 100,000 shares of Common Stock valued at $152,000 for services performed by a broker in connection with the Company's December 1995 acquisition of Seafla, Inc. The issuance of shares was in lieu of payment which had previously been accrued at December 31, 1995.

    During 1995, the Company issued warrants to purchase 600,000 shares of common stock at an exercise price of U.S. $0.56 per share to a service provider, which expire in 5 years. The value ascribed to these warrants of $60,000 was amortized to expense over a one-year vesting period. Approximately $50,000 related to these warrants was expensed in 1996 and $10,000 in 1995.

STOCK OPTION PLANS

    The Company has granted stock options under two separate plans: the 1996 Option Plan and the 1993 Option Plan.

    Under the 1996 and 1993 Option Plans, employees (including officers and directors who are employees) of the Company or its subsidiary are eligible for the grant of Incentive Options to purchase up to a maximum of 1,000,000 and 500,000 shares, respectively, which vest ratably over periods ranging from three to five years. Options may also be granted to other persons, provided that such options shall be Non-Qualified Options. In the case of an Incentive Option, the exercise price cannot be less than the fair market value of the shares on the date the Option is granted, and if an optionee is a shareholder who beneficially owns 10% or more of the outstanding Common Stock, the exercise price of the Incentive Options cannot be less than 110% of such fair market value. The exercise price of Non-Qualified Options shall be determined by the Company's Board of Directors or the Committee appointed by the Board of Directors.

    During 1996, the stockholders ratified the October 1995 Board of Directors' resolution to reduce the exercise prices of all outstanding options granted under the 1993 Option Plan from $1.38 per share to $.58 per share, with respect to options granted to employees, officers or directors of the Company who were not beneficial owners of 10% or more of the Common Stock and from $1.52 per share to $.64 per share with respect to options granted to employees, officers or directors who beneficially own 10% or more of the Common Stock.

STOCK BASED COMPENSATION PLANS

    The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related Interpretations in accounting for its stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" ("Statement 123"), requires use of option valuation models that were not developed for use in valuing such stock options. Under APB 25, because the exercise price of the Company's stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

13. STOCKHOLDERS' EQUITY (CONTINUED)
    Pro forma information regarding net income or loss and net income or loss per share is required by Statement 123, and has been determined as if the Company has accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Sholes option pricing model with the following weighted-average assumptions: risk-free interest rate of 6.3%; no dividend yields; volatility factor of the expected market price of the Company's Common Stock of 50%; and a weighted-average expected life of the options of 6 years at December 31, 1996 and 1995.

    The Black-Sholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information is as follows:

                                                                      1996          1995
                                                                  -------------  -----------
Net loss as reported............................................  $  (2,537,613) $  (366,529)
Pro forma net loss..............................................     (2,574,512)    (408,806)
Net loss per share as reported..................................           (.21)        (.03)
Pro forma net loss per share....................................           (.22)        (.04)

    FASB No. 123 method of accounting has not been applied to options granted prior to January 1, 1995. As a result, the pro forma compensation cost may not be representative of that to be expected in future years.

    Information as to options for shares of common stock granted as of December 31, 1996 and 1995 is as follows:

                                                                         1996                        1995
                                                              --------------------------  ---------------------------
                                                                         WEIGHTED AVG.                WEIGHTED AVG.
                                                               OPTIONS   EXERCISE PRICE    OPTIONS    EXERCISE PRICE
                                                              ---------  ---------------  ----------  ---------------
Outstanding at beginning of year............................    552,000     $     .60        692,500     $    1.42
Granted.....................................................    120,000          1.91         --            --
Exercised...................................................     --            --           (100,000)          .44
Canceled....................................................    (42,500)          .58        (40,500)         1.38
                                                              ---------                   ----------
Outstanding at end of year..................................    629,500           .86        552,000           .60
                                                              ---------         -----     ----------         -----
                                                              ---------         -----     ----------         -----
Exercisable at end of year..................................    304,750                      213,000
                                                              ---------                   ----------
                                                              ---------                   ----------
Weighted average fair value of options granted during the
  year......................................................                $    1.13                    $     .60
                                                                                -----                        -----
                                                                                -----                        -----

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

13. STOCKHOLDERS' EQUITY (CONTINUED)
    The following table summarizes information about stock options outstanding at December 31, 1996:

                                                                                                          WEIGHTED AVERAGE
                                                                          OPTIONS       OPTIONS      REMAINING CONTRACTUAL LIFE
EXERCISE PRICE                                                          OUTSTANDING   EXERCISABLE             IN YEARS
----------------------------------------------------------------------  -----------   -----------   ----------------------------
$.58-.64..............................................................    509,500       304,750                  5.3
1.15..................................................................     20,000        --                      9.1
2.06..................................................................    100,000        --                      9.6
                                                                        -----------   -----------                ---
                                                                          629,500       304,750                  6.1
                                                                        -----------   -----------                ---
                                                                        -----------   -----------                ---

    At December 31, 1996, 970,500 shares of common stock were reserved for the future issuance of stock options.

14. EMPLOYEE SAVINGS PLAN

    The Company has an employee savings plan covering all non-union employees meeting certain age and length of service requirements, pursuant to Section 401K of the Internal Revenue Code. Participants may contribute a percentage of compensation, but not in excess of the maximum allowable by law.

    The Plan provides for a matching contribution by the Company which is one half of the amount contributed by the participant up to a maximum of 3%. Matching contributions amounted to $74,775 and $56,317 for the years ended December 31, 1996 and 1995, respectively. Employees vest in the employer contribution at the rate of 25% per year.

15. OTHER INFORMATION

CONCENTRATIONS OF CREDIT RISK

    Financial instruments, which potentially subject the Company to concentrations of credit risk, are primarily trade accounts receivable. Ongoing credit evaluation of customers' financial condition are performed and generally no collateral is required. Credit losses have typically been within management's expectations.

    At December 31, 1996 and 1995, five customers accounted for approximately 42% and 29% of the accounts receivable balance, respectively. For the years ended December 31, 1996 and 1995, no one customer accounted for more than 10% of the Company's net sales.

    For the years ended December 31, 1996 and 1995, export sales were approximately 29% and 28%, respectively, of total sales. The Company's export sales are made to entities located primarily in Canada, South America and Europe.

    Cash and cash equivalent balances are held primarily at one financial institution and may, at times, exceed the amount insurable. The Company believes it mitigates its risks by investing in or through major financial institutions. Recoverability of investment is dependent upon the performance of the issuer.

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995

16. SUBSEQUENT EVENTS

    On October 16, 1997, the Company entered into a credit agreement with a different bank which provided for a $6,000,000 Revolving Credit Facility and a $750,000 Term Loan Facility (the "New Facility") to replace the $5,500,000 revolving credit line described in Note 10 and to refinance $750,000 of the 9% Convertible Subordinated Notes also described in Note 10. The Company also exercised its option to exchange the remaining balance of the $1,500,000 Convertible Subordinated Notes for 387,655 shares of the Company's common stock in accordance with the terms of the Convertible Subordinated Notes.

    The New Facility bears interest based on the bank's London Interbank Offering Rate ("LIBOR") plus 2- 1/2% (which currently equates to approximately the bank's prime rate) or 1/2 of 1% above the bank's prime rate, at the Company's option. Outstanding borrowings are secured by substantially all of the assets of the Company, subject to the Company's borrowing base which includes eligible receivables, inventories and product formulations. The New Facility requires the maintenance of certain financial and other covenants.

    Management of the Company believes, based upon available information, that the Company is in violation of two financial covenants contained in the New Facility. Management and the Company's lender are in the process of discussing
(i) a restructuring of the New Facility to provide additional flexibility with respect to certain covenants, and (ii) the granting of waivers for such covenant violations.

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.
                          CONSOLIDATED BALANCE SHEETS
                               (IN U.S. DOLLARS)

                                                                                       AT               AT
                                                                                 SEPTEMBER 30,     DECEMBER 31,
                                                                                      1997             1996
                                                                                ----------------  ---------------
                                                                                  (UNAUDITED)         (NOTE)

                                                     ASSETS

Current assets:
    Cash and cash equivalents.................................................   $      142,241    $     233,566
    Receivables, net..........................................................        4,242,736        3,529,997
    Inventories...............................................................        4,305,459        4,025,586
    Prepaid expenses and other current assets.................................          139,635           97,617
                                                                                ----------------  ---------------
        Total current assets..................................................        8,830,071        7,886,766

    Fixed assets, net.........................................................        1,223,214        1,401,062
    Intangible assets, net....................................................        5,720,618        6,205,754
    Other assets..............................................................          204,714          328,670
    Notes receivable from related parties.....................................          271,981          281,011
                                                                                ----------------  ---------------
        Total assets..........................................................   $   16,250,598    $  16,103,263
                                                                                ----------------  ---------------
                                                                                ----------------  ---------------

                                                   LIABILITIES

Current liabilities:
    Accounts payable..........................................................   $    2,409,034    $   2,907,558
    Accrued expenses..........................................................          735,497          939,636
    Current portion of long-term debt.........................................          199,138           19,078
                                                                                ----------------  ---------------
        Total current liabilities.............................................        3,343,669        3,866,272

Long-term debt................................................................        6,994,501        6,840,529
Deferred rent payable.........................................................           31,277           22,007
                                                                                ----------------  ---------------
                                                                                     10,369,447       10,728,808

                                              STOCKHOLDERS' EQUITY

Common stock, issued 11,993,406 shares........................................          119,934          119,934
Paid-in capital...............................................................        9,409,706        9,409,706
Accumulated deficit...........................................................       (3,381,953)      (3,827,890)
Unearned compensation arising from stock awards...............................         (256,536)        (317,295)
Treasury stock at cost (36,438 shares of common stock)........................          (10,000)         (10,000)
                                                                                ----------------  ---------------
        Total stockholders' equity............................................        5,881,151        5,374,455
                                                                                ----------------  ---------------
        Total liabilities and stockholders' equity............................   $   16,250,598    $  16,103,263
                                                                                ----------------  ---------------
                                                                                ----------------  ---------------

    Note: The balance sheet at December 31, 1996 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for audited financial statements.

                            See accompanying notes.

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                         (IN U.S. DOLLARS) (UNAUDITED)

                                                        FOR THE THREE MONTHS ENDED   FOR THE NINE MONTHS ENDED
                                                              SEPTEMBER 30,                SEPTEMBER 30,
                                                        --------------------------  ----------------------------
                                                            1997          1996          1997           1996
                                                        ------------  ------------  -------------  -------------
Net sales.............................................  $  5,889,589  $  5,139,096  $  19,714,293  $  16,029,331
Cost of sales.........................................     3,620,186     3,172,693     11,944,522      9,754,345
                                                        ------------  ------------  -------------  -------------
  Gross profit........................................     2,269,403     1,966,403      7,769,771      6,274,986
                                                        ------------  ------------  -------------  -------------
Operating expenses:
  Selling.............................................       929,009       924,566      2,645,797      2,381,284
  General and administrative..........................       687,622       857,291      1,960,405      2,221,771
  Research and development............................       531,336       382,034      1,491,606      1,162,992
  Amortization expense................................       223,080       178,536        668,685        535,610
                                                        ------------  ------------  -------------  -------------
    Total operating expenses..........................     2,371,047     2,342,427      6,766,493      6,301,657
                                                        ------------  ------------  -------------  -------------
Income (loss) from operations.........................      (101,644)     (376,024)     1,003,278        (26,671)
Interest expense, net.................................       189,615       117,577        548,501        396,283
                                                        ------------  ------------  -------------  -------------
Income (loss) before provision for income
  taxes...............................................      (291,259)     (493,601)       454,777       (422,954)
Provision for income taxes............................         2,090         1,364          8,840          2,719
                                                        ------------  ------------  -------------  -------------
Net income (loss).....................................  $   (293,349) $   (494,965) $     445,937  $    (425,673)
                                                        ------------  ------------  -------------  -------------
                                                        ------------  ------------  -------------  -------------
Net income (loss) per share...........................  $       (.02) $       (.04) $         .04  $        (.04)
                                                        ------------  ------------  -------------  -------------
                                                        ------------  ------------  -------------  -------------
Weighted average shares outstanding...................    11,956,968    11,756,568     12,579,414     11,756,568
                                                        ------------  ------------  -------------  -------------
                                                        ------------  ------------  -------------  -------------

                            See accompanying notes.

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                         (IN U.S. DOLLARS) (UNAUDITED)

                                                                                            FOR THE NINE MONTHS
                                                                                            ENDED SEPTEMBER 30,
                                                                                          -----------------------
                                                                                             1997        1996
                                                                                          ----------  -----------
Cash flows from operating activities:
  Net income (loss).....................................................................  $  445,937  $  (425,673)
  Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
    Depreciation and amortization.......................................................     916,685      833,286
    Deferred rent.......................................................................       9,270        7,146
    Changes in assets and liabilities:
      Accounts receivable...............................................................    (712,739)  (1,139,056)
      Inventories.......................................................................    (279,873)    (503,897)
      Prepaid expenses and other current assets.........................................     (42,018)     (18,855)
      Other assets......................................................................       1,166     (206,272)
      Accounts payable..................................................................    (498,524)     647,274
      Accrued expenses..................................................................    (204,139)     285,748
                                                                                          ----------  -----------
    Net cash used in operating activities...............................................    (364,235)    (520,299)
                                                                                          ----------  -----------
Cash flows from investing activities:
  Purchase of fixed assets..............................................................     (70,152)     (94,682)
  Notes receivable......................................................................       9,030       31,813
  Decrease in cash surrender value of life insurance policy.............................      --          288,153
  Acquisition of Seafla, Inc............................................................      --         (104,422)
                                                                                          ----------  -----------
    Net cash (used in) provided by investing activities.................................     (61,122)     120,862
                                                                                          ----------  -----------
Cash flows from financing activities:
  Proceeds from long-term debt..........................................................   1,050,000      350,000
  Repayment of long-term debt...........................................................    (715,968)     (52,000)
  Proceeds from issuance of common stock................................................      --            6,500
                                                                                          ----------  -----------
    Net cash provided by financing activities...........................................     334,032      304,500
                                                                                          ----------  -----------
Decrease in cash........................................................................     (91,325)     (94,937)
Cash--beginning of period...............................................................     233,566      467,134
                                                                                          ----------  -----------
Cash--end of period.....................................................................  $  142,241  $   372,197
                                                                                          ----------  -----------
                                                                                          ----------  -----------

                            See accompanying notes.

                     TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

                                  (UNAUDITED)

1. BASIS OF PRESENTATION

    Technology Flavors & Fragrances, Inc. (the "Company") develops and manufactures flavors, fragrances and seasonings used to provide or enhance flavors or fragrances in a wide variety of consumer and industrial products.

    The accompanying unaudited consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three and nine month periods ended September 30, 1997 are not necessarily indicative of the results that may be expected for the full year. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-KSB/A for the year ended December 31, 1996.

2. INVENTORIES

    Components of inventories are summarized as follows:

                                                         SEPTEMBER 30, 1997  DECEMBER 31, 1996
                                                         ------------------  -----------------
Raw Materials..........................................    $    3,111,369      $   3,145,743
Finished Goods.........................................         1,194,090            879,843
                                                         ------------------  -----------------
                                                           $    4,305,459      $   4,025,586
                                                         ------------------  -----------------
                                                         ------------------  -----------------

3. EARNINGS PER SHARE

    Net income (loss) per share is based on the weighted average number of common shares outstanding after giving effect to dilutive stock options and warrants. Fully diluted earnings per share has not been presented as the dilutive effect is not material.

4. SUBSEQUENT EVENTS

    On October 16, 1997, the Company entered into a credit agreement with a bank providing for a $6,000,000 Revolving Credit Facility and a $750,000 Term Loan Facility. These Credit Facilities replace its existing $5,500,000 credit line with another bank and refinances $750,000 of its 9% Convertible Subordinated Notes. Outstanding borrowings under the new Credit Facilities bear interest based on the bank's London Interbank Offering Rate ("LIBOR") plus 2 1/2% (which currently equates to approximately 1/4 of 1% below the bank's prime rate) or 1/2 of 1% above the bank's prime rate, at the Company's option. The credit agreement requires the maintenance of financial and other covenants. Outstanding borrowings are secured by substantially all of the assets of the Company and are subject to eligibility requirements relating to the Company's receivables, inventories and product formulations.

    In conjunction with this refinancing, the Company converted one-half of its $1.5 million 9% Convertible Notes in exchange for 387,655 shares of the Company's common stock based on the weighted average share price during the preceding ten trading days prior to the closing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES SPECIFICALLY OFFERED HEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          2
Risk Factors....................................          5
Use of Proceeds.................................         12
Dividend Policy.................................         12
Management's Discussion and Analysis............         13
Business........................................         18
Management......................................         24
Executive Compensation..........................         26
Beneficial Ownership............................         31
Certain Relationships and Related
  Transactions..................................         32
Description of Capital Stock....................         33
Market for Common Equity and Related Stockholder
  Matters.......................................         35
Selling Securityholders.........................         37
Plan of Distribution............................         39
Legal Matters...................................         40
Experts.........................................         40
Available Information...........................         40
Financial Statements............................        F-1

                                   1,693,905

                                  COMMON STOCK

                              TECHNOLOGY FLAVORS &
                                FRAGRANCES, INC.
                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                JANUARY   , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law, among other things, and subject to certain conditions, authorizes the Company to indemnify its officers and directors against certain liabilities and expenses incurred by such persons in connection with the claims made against them as a result of their being an officer or director. The Company's Certificate of Incorporation and By-Laws provide that the Company shall indemnify any person who is or was a director or officer of the Company and is a party or is threatened to be made a party to any action or proceeding to the fullest extent permitted by Delaware law.

    Article Ninth of the Company's Certificate of Incorporation provides as follows:

       The Corporation shall, to the fullest extent permitted by Delaware law as in effect from time to time, indemnify any person against all liability and expense (including attorney's fees) incurred by reason of the fact that he or she is or was a director or officer of the corporation [sic] or, while serving as a director or officer of the Corporation, he or she is or was serving at the request of the Corporation as a director, officer, partner or trustee of, or in any similar managerial or fiduciary position of, or an employee or agent of, another corporation, partnership, joint venture, trust, association or other entity. Expenses (including attorney's fees) incurred in defending an action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit, or proceeding to the full extent and under the circumstances permitted by Delaware law. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of the Corporation against any liability asserted against and incurred by such person in any such capacity or arising out of such person's position, whether or not the Corporation would have the power to indemnify against such liability under the provisions of this Article NINTH. The indemnification provided by this Article NINTH shall not be deemed exclusive of any other rights to which those indemnified may be entitled under this Certificate of Incorporation, any by-law, agreement, vote of stockholders or disinterested directors, statute, or otherwise, and shall inure to the benefit of heirs, executors, and administrators. The provisions of this Article NINTH shall not be deemed to preclude the Corporation from indemnifying other persons from similar or other expenses and liabilities as the board of directors or the stockholders may determine in a specific instance or by resolution of general application.

       If the General Corporation Law of the state of Delaware is amended after the date hereof to authorize corporate action further eliminating or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

       Article VIII of the Company's By-laws provides as follows:

       The corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "proceeding") by reason of the fact that the person, or another person for whom that person is the legal representative, is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person. The corporation shall be required to indemnify a person in connection with a proceeding initiated by such person only if the proceeding was authorized by the board of directors.

       The corporation shall pay the expenses incurred in defending any proceeding in advance of its final disposition; PROVIDED, HOWEVER, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise.

       If a claim for indemnification or payment of expenses under this Article is not paid in full within sixty days after a written claim therefor has been received by the corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the expenses to be incurred and borne by the Company in connection with the sale and distribution of the shares of Common Stock offered hereby (other than underwriting discounts and commissions). All amounts shown are estimates, except for the Securities and Exchange Commission filing fee.

Securities and Exchange Commission filing fee.....................  $     755
Toronto Stock Exchange Fee........................................  $   3,612
Legal fees and expenses...........................................  $  60,000
Accounting fees and expenses......................................  $  30,000
Blue Sky fees and expenses........................................  $   5,000
Printing and engraving expenses...................................  $  40,000
Miscellaneous.....................................................  $  10,633
                                                                    ---------
    Total fees and expenses.......................................  $ 150,000
                                                                    ---------
                                                                    ---------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

    The following paragraphs set forth certain information with respect to all securities sold by the Company within the past three years without registration under the Securities Act of 1933, as amended (the "Securities Act"). The information includes the names of the purchasers, the dates of issuance, the title and number of securities sold and the consideration received by the Company for the issuance of these shares.

    The following shares of Common Stock were issued by the Company without registration under the Securities Act by reason of the exemption from registration afforded by the provisions of Section 4(2) thereof, as transactions by an issuer not involving a public offering:

        1. In October 1995, the Company issued to SGI warrants to purchase 600,000 shares of Common Stock at an exercise price of $.56 per share (subject to adjustment) in connection with the SGI Consulting Agreement.

        2. In January 1998, the Company issued to Mr. Farber 25,000 shares of Common Stock for no additional consideration in connection with the amendment to his employment agreement with the Company.

        3. In October 1996, in connection with its amending its credit agreement, the Company issued to the lender warrants to purchase 100,000 shares of Common Stock at an exercise price of $2.40 per share, which expire on January 15, 1999.

        4. In October 1996, the Company issued $1,500,000 Convertible Notes, warrants to purchase 450,000 shares of Common Stock at an exercise price of $2.40 per share (subject to adjustment) and warrants to purchase 156,250 shares of Common Stock at an exercise price of $2.70 per share (subject to adjustment).

        5. In October 1997, the Company issued 387,655 shares of Common Stock upon conversion of $750,000 in the aggregate principal amount of the Notes.

    The following shares of Common Stock were issued without registration under the Securities Act in accordance with Regulation S of the Securities Act:

        1. In August 1996, the Company issued to Multinational Consultants 100,000 shares of the Company's Common Stock as compensation in connection with services provided to the Company in connection with the Seafla Acquisition.

ITEM 27. EXHIBITS.

    The following is a list of Exhibits filed as a part of this Registration
Statement:

EXHIBIT NUMBER                                        DESCRIPTION OF DOCUMENT
---------------  -------------------------------------------------------------------------------------------------
        3.1      Certificate of Incorporation and By-Laws (Incorporated by reference to the Company's Registration
                 Statement on Form 10-SB (File No. 0-26682) filed with the Commission on August 28, 1995).
       *4.1      Form of Certificate Representing Share of Common Stock.
       *5.1      Opinion of Baer Marks & Upham LLP.
       10.1      Lease for Property in Amityville, New York (Incorporated by reference to the Company's
                 Registration Statement on Form 10-SB (File No. 0-26682) filed with the Commission on August 28,
                 1995).
       10.2      1993 Employee Stock Option Plan (Incorporated by reference to the Company's Registration
                 Statement on Form 10-SB (File No. 0-26682) filed with the Commission on August 28, 1995).
       10.3      Seafla Inc. Asset Purchase Agreement dated December 6, 1995 (Incorporated by reference to the
                 Company's Report on Form 8-K filed with the Commission on December 20, 1995).
       10.4      Purchase Agreement, dated as of October 17, 1996, between the Company and the Purchasers listed therein (Incorporated by reference to the Company's Report on Form 8-K filed with the Commission on November 4, 1996).
       10.5      General Security Agreement, dated as of October 17, 1996, between the Company and the Purchasers listed therein (Incorporated by reference to the Company's Report on Form 8-K filed with the
                 Commission on November 4, 1996).
       10.6      Class A Warrant Certificates (Incorporated by reference to the Company's Report on Form 8-K filed with the Commission on November 4, 1996).
       10.7      Class B Warrant Certificates (Incorporated by reference to the Company's Report on Form 8-K filed with the Commission on November 4, 1996).
       10.8      Letter Agreement, dated as of November 1, 1996, by and between the Company and the Purchaser listed therein (Incorporated by reference to the Company's Report on Form 8-K filed with the
                 Commission on November 4, 1996).
       10.9      Escrow Agreement relating to shares of Messrs. Rosner and Frumberg (Incorporated by reference to the Company's Registration Statement on Form 10-SB (File No. 0-26682) filed with the Commission on August 28, 1995).

EXHIBIT NUMBER                                        DESCRIPTION OF DOCUMENT
---------------  -------------------------------------------------------------------------------------------------
       10.10     Amendment to Amended and Restated Promissory Note (Incorporated by reference to the Company's
                 Annual Report on Form 10-KSB/A filed with the Commission on April 17, 1997).
       10.11     Recognition, Subordination & Limited Waiver Agreement, dated October 17, 1996, by and among the
                 Company, North Fork Bank and the Purchasers under the Purchase Agreement dated October 17, 1996
                 (Incorporated by reference to the Company's Annual Report on Form 10-KSB/A filed with the
                 Commission on April 17, 1997).
       10.12     Northfork Bank Consolidated, Modified Revolving Credit Note, dated October 22, 1996 (Incorporated by reference to the Company's Annual Report on Form 10-KSB/A filed with the Commission on April
                 17, 1997).
       10.13     Waiver and Amendment, dated April 9, 1997 between North Fork Bank and the Company (Incorporated by reference to the Company's Annual Report on Form 10-KSB/A filed with the Commission on April
                 17, 1997).
       10.14     Amendment to Consolidated, Modified Revolving Note (Incorporated by reference to the Company's
                 Annual Report on Form 10-KSB/A filed with the Commission on April 17, 1997).
       10.15     Warrant Certificate to North Fork Bank (Incorporated by reference to the Company's Annual Report on Form 10-KSB/A filed with the Commission on April 17, 1997).
      *10.16     1996 Employee Stock Option Plan.
      *10.17     Credit Agreement, dated as of October 16, 1997, among the Company and The Chase Manhattan Bank.
      *10.18     Guarantee, dated October 16, 1997, given by Technology Flavors & Fragrances, Inc. (Canadian
                 Subsidiary) to The Chase Manhattan Bank.
      *10.19     Intercreditor Agreement, dated as of October 16, 1997, among The Chase Manhattan Bank, Seafla,
                 Inc. and the Company.
      *10.20     Security Agreement, dated as of October 16, 1997, between the Company and The Chase Manhattan
                 Bank.
       11.1      Statement re: Computation of Per Share Earnings (not required pursuant to Item 601(b) of
                 Regulation S-B).
       16.1      Letter on Change of Certified Accountants (Incorporated by reference to the Company's Report on
                 Form 8-K filed with the Commission on December 20, 1995).
       16.2      Letter dated June 11, 1996 from Coopers & Lybrand L.L.P. (Incorporated by reference to the
                 Company's Report on Form 8-K filed with the Commission on June 12, 1996).
      *21.1      Subsidiaries of the Registrant.
      *23.1      Consent of Baer Marks & Upham LLP (included in Exhibit 5.1).
      *23.2      Consent of Ernst & Young LLP, Independent Auditors.
      *23.3      Consent of Coopers & Lybrand L.L.P., Independent Accountants.
      *23.4      Consent of Tabb, Conigliaro & McGann, P.C., Independent Auditors.
      *24.1      Power of Attorney (included on page II-6).
       27.1      Financial Data Schedule (not required pusuant to Item 601(c) of Regulation S-B).

------------------------

*   Filed herewith

EXHIBIT NUMBER                                        DESCRIPTION OF DOCUMENT
---------------  -------------------------------------------------------------------------------------------------

ITEM 28. UNDERTAKINGS.

    (a) The Registrant hereby undertakes the following:

        (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

           (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) Include any additional or changed material information on the plan of distribution.

        (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial BONA FIDE offering.

        (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against the public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amityville, State of New York, on January 22, 1998.

                                TECHNOLOGY FLAVORS & FRAGRANCES, INC.

                                BY:  /S/ JOSEPH A. GEMMO,
                                     -----------------------------------------
                                     Joseph A. Gemmo,
                                     Vice President and Chief Financial Officer

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each director and officer whose signature appears below constitutes and appoints Philip Rosner, Joseph A. Gemmo and Jonathan J. Russo, or any of them, as his true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him and in his name, place and stead, to sign in any and all capacities any and all amendments (including post-effective amendments) to this Registration Statement on Form SB-2 and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

      /s/ PHILIP ROSNER         Chairman of the Board and
------------------------------    President (Principal       January 22, 1998
        Philip Rosner             Executive Officer)

                                Vice President and Chief
     /s/ JOSEPH A. GEMMO          Financial Officer
------------------------------    (Principal Financial and   January 22, 1998
       Joseph A. Gemmo            Accounting Officer)

     /s/ A. GARY FRUMBERG
------------------------------  Executive Vice President     January 22, 1998
       A. Gary Frumberg           and Director

    /s/ RICHARD R. HIGGINS
------------------------------  Executive Vice President     January 22, 1998
      Richard R. Higgins          and Director

     /s/ DUNCAN SHIRREFF
------------------------------  Director                     January 22, 1998
       Duncan Shirreff

     /s/ SCOTT CUNNINGHAM
------------------------------  Director                     January 22, 1998
       Scott Cunningham

       /s/ SYDNEY STEIN
------------------------------  Director                     January 22, 1998
         Sydney Stein

                       INDEX TO EXHIBITS FILED WITH THIS
                        FORM SB-2 REGISTRATION STATEMENT

EXHIBIT NUMBER                                        DESCRIPTION OF DOCUMENT
---------------  -------------------------------------------------------------------------------------------------
         3.1     Certificate of Incorporation and By-Laws (Incorporated by reference to the Company's Registration
                 Statement on Form 10-SB (File No. 0-26682) filed with the Commission on August 28, 1995).
        *4.1     Form of Certificate Representing Share of Common Stock.
        *5.1     Opinion of Baer Marks & Upham LLP.
        10.1     Lease for Property in Amityville, New York (Incorporated by reference to the Company's
                 Registration Statement on Form 10-SB (File No. 0-26682) filed with the Commission on August 28,
                 1995).
        10.2     1993 Employee Stock Option Plan (Incorporated by reference to the Company's Registration
                 Statement on Form 10-SB (File No. 0-26682) filed with the Commission on August 28, 1995).
        10.3     Seafla Inc. Asset Purchase Agreement dated December 6, 1995 (Incorporated by reference to the
                 Company's Report on Form 8-K filed with the Commission on December 20, 1995).
        10.4     Purchase Agreement, dated as of October 17, 1996, between the Company and the Purchasers listed therein (Incorporated by reference to the Company's Report on Form 8-K filed with the Commission on November 4, 1996).
        10.5     General Security Agreement, dated as of October 17, 1996, between the Company and the Purchasers listed therein (Incorporated by reference to the Company's Report on Form 8-K filed with the
                 Commission on November 4, 1996).
        10.6     Class A Warrant Certificates (Incorporated by reference to the Company's Report on Form 8-K filed with the Commission on November 4, 1996).
        10.7     Class B Warrant Certificates (Incorporated by reference to the Company's Report on Form 8-K filed with the Commission on November 4, 1996).
        10.8     Letter Agreement, dated as of November 1, 1996, by and between the Company and the Purchaser listed therein (Incorporated by reference to the Company's Report on Form 8-K filed with the
                 Commission on November 4, 1996).
        10.9     Escrow Agreement relating to shares of Messrs. Rosner and Frumberg (Incorporated by reference to the Company's Registration Statement on Form 10-SB (File No. 0-26682) filed with the Commission on August 28, 1995).
       10.10     Amendment to Amended and Restated Promissory Note (Incorporated by reference to the Company's
                 Annual Report on Form 10-KSB/A filed with the Commission on April 17, 1997).
       10.11     Recognition, Subordination & Limited Waiver Agreement, dated October 17, 1996, by and among the
                 Company, North Fork Bank and the Purchasers under the Purchase Agreement dated October 17, 1996
                 (Incorporated by reference to the Company's Annual Report on Form 10-KSB/A filed with the
                 Commission on April 17, 1997).
       10.12     Northfork Bank Consolidated, Modified Revolving Credit Note, dated October 22, 1996 (Incorporated by reference to the Company's Annual Report on Form 10-KSB/A filed with the Commission on April
                 17, 1997).
       10.13     Waiver and Amendment, dated April 9, 1997 between North Fork Bank and the Company (Incorporated by reference to the Company's Annual Report on Form 10-KSB/A filed with the Commission on April
                 17, 1997).
       10.14     Amendment to Consolidated, Modified Revolving Note (Incorporated by reference to the Company's
                 Annual Report on Form 10-KSB/A filed with the Commission on April 17, 1997).
       10.15     Warrant Certificate to North Fork Bank (Incorporated by reference to the Company's Annual Report on Form 10-KSB/A filed with the Commission on April 17, 1997).
      *10.16     1996 Employee Stock Option Plan.

EXHIBIT NUMBER                                        DESCRIPTION OF DOCUMENT
---------------  -------------------------------------------------------------------------------------------------
      *10.17     Credit Agreement, dated as of October 16, 1997, among the Company and The Chase Manhattan Bank.
      *10.18     Guarantee, dated October 16, 1997, given by Technology Flavors & Fragrances, Inc. (Canadian
                 Subsidiary) to The Chase Manhattan Bank.
      *10.19     Intercreditor Agreement, dated as of October 16, 1997, among the Chase Manhattan Bank, Seafla,
                 Inc. and the Company.
      *10.20     Security Agreement, dated as of October 16, 1997, between the Company and The Chase Manhattan bank.
        11.1     Statement re: Computation of Per Share Earnings (not required pursuant to Item 601(b) of
                 Regulation S-B).
        16.1     Letter on Change of Certified Accountants (Incorporated by reference to the Company's Report on
                 Form 8-K filed with the Commission on December 20, 1995).
        16.2     Letter dated June 11, 1996 from Coopers & Lybrand L.L.P. (Incorporated by reference to the
                 Company's Report on Form 8-K filed with the Commission on June 12, 1996).
       *21.1     Subsidiaries of the Registrant.
       *23.1     Consent of Baer Marks & Upham LLP (included in Exhibit 5.1).
       *23.2     Consent of Ernst & Young LLP Independent Auditors.
       *23.3     Consent of Coopers & Lybrand L.L.P., Independent Accountants.
       *23.4     Consent of Tabb, Conigliaro & McGann, P.C., Independent Auditors.
       *24.1     Power of Attorney (included on page II-6).
        27.1     Financial Data Schedule (not required pursuant to Item 601(c) of Regulation S-B).

------------------------

*   Filed herewith